Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186929

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement, together with the accompanying prospectus, is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 22, 2015

Prospectus Supplement dated

April     , 2015

(To Prospectus dated February 27, 2013)

$

HARRIS CORPORATION

$                 % Notes due 20

$                 % Notes due 20

$                 % Notes due 20

$                 % Notes due 20

$                 % Notes due 20

We are offering $         aggregate principal amount of our     % notes due                     , 20     (the “20     notes”); $         aggregate principal amount of our     % notes due                     , 20     (the “20     notes”); $         aggregate principal amount of our     % notes due                     , 20     (the “20     notes”); $         aggregate principal amount of our     % notes due                     , 20     (the “20     notes”); and $         aggregate principal amount of our     % notes due                     , 20     (the “20     notes”). The 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes are collectively referred to herein as the “notes.” Interest on each series of the notes is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2015. We may redeem each series of notes, in whole or in part, at any time before the applicable maturity date at the prices described under “Description of Notes—Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to repurchase the notes from holders, as described under “Description of Notes—Repurchase upon Change of Control Repurchase Event.”

On February 5, 2015, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Exelis Inc. (“Exelis”) and our new wholly owned subsidiary (“Merger Sub”). We have agreed to acquire Exelis and its subsidiaries on the terms and subject to the conditions set forth in the Merger Agreement, and at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into Exelis, with Exelis being the surviving corporation and becoming our wholly owned subsidiary (the “Merger”). The net proceeds from the offering of the notes, together with borrowings under our new $1.3 billion term loan and cash on hand, will be used to fund the cash consideration and other amounts payable under the Merger Agreement and to pay fees and expenses associated with the foregoing. We intend to use any remaining proceeds, together with cash on hand, to redeem certain debt securities that we have outstanding. This offering is not contingent on the consummation of the Merger.

If we do not consummate the Merger on or prior to November 5, 2015 or, if prior to such date, we notify the trustee in writing that the Merger Agreement is terminated, then in either case, we must redeem all of the notes (other than the 20     notes and the 20     notes) at a redemption price equal to 101% of the principal amount of such series of notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes—Special Mandatory Redemption.” The 20     notes and the 20     notes will not be subject to a special mandatory redemption if the Merger Agreement is terminated or if the Merger is not consummated on or prior to November 5, 2015, and will remain outstanding even if the Merger does not close.

At the closing of this offering, none of our subsidiaries will guarantee the notes. If the Merger is consummated, we will cause Exelis to guarantee each series of notes within 10 business days following the consummation of the Merger as described under “Description of Notes—Guarantees.” In addition, within such 10 business day period, we intend to cause Exelis to similarly guarantee each of our other then-outstanding series of debt securities (other than any series of Harris’ notes that may be redeemed with the proceeds of this offering) and we intend to provide a guarantee of Exelis’ then-outstanding debt securities. Our new $1.3 billion term loan and revolving credit facility also require that certain of our subsidiaries that incur, borrow or guarantee debt in a principal amount exceeding $100 million become guarantors under the term loan and revolving credit facility, respectively.

The notes will be our unsecured, unsubordinated obligations and will rank without preference or priority among themselves and equally in right of payment with all of our other unsecured, unsubordinated indebtedness from time to time outstanding. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 7 of the accompanying prospectus.

	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total
Public offering price(1)		%	$		%	$		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$		%	$		%	$
Proceeds, before expenses, to Harris Corporation		%	$		%	$		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from , 2015 if settlement occurs after this date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company on or about                     , 2015.

Joint Book-Running Managers

Morgan Stanley	Citigroup

BofA Merrill Lynch	HSBC	SunTrust Robinson Humphrey	Wells Fargo Securities

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are currently offering and certain other matters relating to us and our financial condition and to Exelis. The second part is the accompanying prospectus dated February 27, 2013, which gives more general information about the securities that we may offer from time to time, some of which does not apply to the notes that we are currently offering. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. The information in this prospectus supplement supersedes any inconsistent information included in the accompanying prospectus.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”) relating to this offering. We and the underwriters have not authorized anyone to provide you with different or additional information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the SEC relating to this offering and any documents incorporated by reference, may be accurate only as of their respective dates. Our business, financial condition, results of operations and prospects and those of Exelis may have changed since the date of such information.

It is important for you to read and consider all information contained in, or incorporated by reference in, this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC relating to this offering in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information” in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, references to “company,” “we,” “us,” “our” and “Harris” refer to Harris Corporation and do not include any of its subsidiaries in the context of the issuer of securities and the “Description of Notes.” In other contexts, references to “company,” “we,” “us,” “our” and “Harris” may also include subsidiaries of Harris. In addition, unless we specifically state otherwise, the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC relating to this offering, does not give effect to the Merger or the borrowings under our new $1.3 billion senior unsecured term loan facility with Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders and agents party thereto (the “New Term Loan”).

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Some of the information that you may want to consider in deciding whether to invest in the notes is not included in this prospectus supplement or the accompanying prospectus, but rather is “incorporated by reference” herein or therein from certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this prospectus supplement or the accompanying prospectus. The information incorporated by reference in this prospectus is considered part of this prospectus, except for any information that is updated or superseded, and contains important business and financial information. We incorporate by reference in this prospectus the following documents filed by us with the SEC (Commission File No. 1-3863):

(1) Annual Report on Form 10-K for the fiscal year ended June 27, 2014, including portions of our Proxy Statement for our 2014 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

(2) Quarterly Reports on Form 10-Q for the quarterly periods ended September 26, 2014 and January 2, 2015; and

(3) Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the SEC on August 27, 2014; October 29, 2014; December 8, 2014; February 9, 2015; March 3, 2015; March 19, 2015; March 25, 2015; March 30, 2015; April 21, 2015 and April 22, 2015.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” after the date of this prospectus and prior to the end of the offering of the notes under this prospectus supplement, shall also be deemed to be incorporated by reference herein from the date of filing of such documents and reports, and will update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. The information contained on our website (http://www.harris.com) is not incorporated into this prospectus.

We will provide without charge to each person, including any beneficial owner of notes offered under this prospectus, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this prospectus. You should direct any such requests to us at the following address:

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

Attention: Secretary

You may also request such documents by calling our Secretary at (321) 727-9100.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or to the documents incorporated by reference therein, each such statement being qualified in all material respects by such reference.

Any statement made in a document incorporated by reference or deemed incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site (http://www.sec.gov). You may also read and copy any document we file with the SEC at its public reference room:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by their use of forward-looking terminology, such as “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2015, expectations regarding the acquisition of Exelis, including timing for the closing of the acquisition, benefits of the acquisition, expected synergies and cost savings, integration plans and strategy for future operations, our financial position and leverage following the acquisition, other future economic circumstances, expectations regarding U.S. Government demand for our products and services, industry conditions in domestic and international markets and our performance and financial results (e.g., debt levels, return on invested capital, value added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to rely on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and expectations to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	a failure to successfully combine our business and the business of Exelis;

•	our ability to successfully achieve the expected benefits and synergies from the Merger;

•	risks that the Merger and other transactions contemplated by the Merger Agreement disrupt current plans and operations;

•	the Merger and its announcement could have an adverse effect on our ability and the ability of Exelis to retain customers and retain and hire key personnel and maintain relationships with our and their suppliers and customers, including the U.S. Government;

•	a consummation of the Merger will materially reduce our cash balances and lead us to incur a substantial amount of debt, which could restrict our ability to engage in additional transactions or incur additional indebtedness;

•	failure to obtain regulatory approvals (including antitrust clearance in the United States) or meet other conditions to the closing of the acquisition of Exelis, which would prevent the closing of the acquisition;

•	our dependence on U.S. Government customers for a significant portion of our revenue and the loss of these relationships, a reduction in U.S. Government funding or a change in U.S. Government spending priorities could have an adverse impact on our business, financial condition, results of operations and cash flows;

•	our dependence on U.S. Government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited, and the termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows;

•	the impact of a security breach, cyber attacks, cyber intrusion, or other significant disruption of our IT networks and related systems or of those we operate for certain of our customers;

•	losses due to cost overruns or significant increases in inflation, resulting from the fact that we enter into fixed-price contracts;

•	risks related to doing business internationally, including fluctuations in foreign currency rates;

•	our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners;

•	the risk that we may be unsuccessful in obtaining the necessary export licenses to conduct certain operations abroad, and that Congress may prevent proposed sales to certain foreign governments;

•	global economic and financial market conditions generally, including the U.S. Government’s budget deficits and national debt and sequestration;

•	our future success will depend on our ability to develop new products, systems, services and technologies that achieve market acceptance in our current and future markets;

•	our participation in markets that are often subject to uncertain economic conditions, which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures;

•	the consequences of future geo-political events which may adversely affect the markets in which we operate, our ability to insure against risks, our operations or our profitability;

•	disputes with our subcontractors and the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, could cause our products or services to be produced or delivered in an untimely or unsatisfactory manner;

•	third parties have claimed in the past and may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and third parties may infringe upon our intellectual property rights;

•	political, economic, and regulatory risks in the countries in which we operate;

•	our significant operations in locations that could be materially and adversely impacted in the event of a natural disaster or other significant disruption;

•	the outcome of litigation or arbitration;

•	certain significant risk exposures and potential liabilities that may not be covered adequately by insurance or indemnity;

•	adverse changes in tax rates;

•	changes in the regulatory framework under which our managed satellite and terrestrial communications solutions operations are operated could adversely affect our business, financial condition, results of operations and cash flows;

•	changes in future business or other market conditions could cause business investments and/or recorded goodwill or other long-term assets to become impaired, resulting in substantial losses and write-downs that would adversely affect our results of operations;

•	we must attract and retain key employees, and failure to do so could seriously harm us; and

•	the items identified under “Risk Factors” in this prospectus supplement, the risks relating to the business of Exelis set forth in Annex A to this prospectus supplement as well as the risk factors relating to Harris that are incorporated by reference in this prospectus from Harris’ Annual Report on Form 10-K for the fiscal year ended June 27, 2014 under the heading “Risk Factors” and risk factors included in other filings we may make from time to time with the SEC.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

v

SUMMARY

This summary highlights selected information about our company and the offering and may not contain all of the information that is important to you. To better understand this offering, you should read the entire prospectus carefully, as well as those additional documents to which we refer you. See “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.” Our fiscal year ends on the Friday nearest June 30. Fiscal 2014, 2013 and 2012 ended on June 27, 2014, June 28, 2013 and June 29, 2012, respectively. Fiscal 2015 will end on July 3, 2015.

Harris

Harris Corporation, together with its subsidiaries, is an international communications and information technology company serving government and commercial markets in more than 125 countries. We are dedicated to developing best-in-class assured communications® products, systems and services for global markets, including RF communications, government communications systems and integrated network solutions.

We structure our operations primarily around the products and services we sell and the markets we serve, and we report the financial results of our operations in the following three business segments: (1) RF Communications, serving U.S. Department of Defense and International Tactical Communications and Public Safety and Professional Communications markets; (2) Government Communications Systems, serving Civil, National Intelligence and Defense markets; and (3) Integrated Network Solutions, serving IT Services, Managed Satellite and Terrestrial Communications Solutions (via our Harris CapRock Communications business) and Commercial Healthcare Solutions markets. Within each of our business segments, there are multiple program areas and product lines that aggregate into our three business segments described above.

On February 5, 2015, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Exelis Inc. (“Exelis”) and our new wholly owned subsidiary (“Merger Sub”). We have agreed to acquire Exelis and its subsidiaries on the terms and subject to the conditions set forth in the Merger Agreement, and at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into Exelis, with Exelis being the surviving corporation and becoming our wholly owned subsidiary (the “Merger”). The net proceeds from the offering of the notes, together with borrowings under our new $1.3 billion term loan and cash on hand, will be used to fund the cash consideration and other amounts payable under the Merger Agreement and to pay fees and expenses associated with the foregoing. We intend to use any remaining proceeds, together with cash on hand, to redeem certain debt securities that we have outstanding. This offering is not contingent on the consummation of the Merger. For additional information regarding the Merger, please see “—Recent Developments” below and “—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information of Harris” below, which have been prepared to illustrate the effect of the Merger.

We believe that the Merger will provide us with several strategic and financial benefits including:

•	Enhance Our Position in Key Markets and Core Franchises—We believe that the combination of us and Exelis will enhance our position as a leading provider of mission-critical solutions and services to government and commercial markets and will bring together complementary technologies and capabilities that strengthen our core franchises in space and intelligence, advanced weather systems, tactical communications and air traffic management.

•	Create a Stronger Platform for Growth—We believe that the Merger will give us the opportunity to build a stronger platform for growth through the inclusion of certain of Exelis’ technologies, value-added service offerings and international channels.

•	Compelling Investment Consistent with Strategic Priorities—We expect the Merger to provide us with additional scale, which we believe will enable us to better compete for and win new contracts in the government market, and to diversify our business and create a more balanced earnings profile, with tactical communications accounting for a smaller portion of consolidated profits.

•	Synergy Opportunity—We believe that the Merger will offer us an opportunity to achieve substantial cost synergies, primarily through consolidation of headquarters and public company costs, manufacturing and supply chain program efficiencies, and overhead reduction and other functional efficiencies. Our management believes over the next three years we can achieve run rate cost synergies of $100 million to $120 million net of what is returned to customers through cost-plus contracts and fixed-price contracts that periodically reset.

Recent Developments

Preliminary Financial Information for the Third Quarter of Fiscal 2015

Our income from continuing operations for the third quarter of fiscal 2015 is estimated to be $126 million, or $1.20 per diluted share, including acquisition-related costs of $13.4 million, or $0.12 per diluted share, and benefited from a lower than expected tax rate estimated to be 30%, adding approximately $0.07 per diluted share. Our income from continuing operations for the third quarter of fiscal 2014 was $137 million, or $1.27 per diluted share. Our revenue and orders for the third quarter of fiscal 2015 are estimated to be $1.19 billion and $1.21 billion, respectively, compared with $1.27 billion and $1.11 billion, respectively, for the third quarter of fiscal 2014. Our net cash provided by operating activities and capital expenditures for the third quarter of fiscal 2015 are estimated to be $173 million and $23.2 million, respectively, compared with $174.5 million and $54.7 million for the third quarter of fiscal 2014. Our operating income performance in the third quarter of fiscal 2015 was slightly better than we expected, benefiting from lower costs, excellent execution and a favorable product mix in our RF Communications and Government Communications Systems segments. Our revenue in the third quarter of fiscal 2015 was somewhat weaker than expected. Higher year-over-year revenue in Tactical Communications in our RF Communications segment, driven by continuing strength in international markets and a pickup in the U.S. market, was more than offset by further weakness in Public Safety and Professional Communications in our RF Communications segment and in IT Services and Harris CapRock Communications’ energy business areas in our Integrated Network Solutions segment.

The preliminary financial information included above is unaudited and subject to completion and reflects our current best estimates as of the date of this prospectus supplement only. The information, which consists entirely of forward looking statements, has been prepared by our management and is qualified by, and subject to the assumptions, risks and uncertainties discussed in this prospectus supplement.

Proposed Exelis Acquisition

On February 5, 2015, we entered into the Merger Agreement with Exelis and Merger Sub, pursuant to which Merger Sub will be merged with and into Exelis, with Exelis surviving the Merger as our wholly owned subsidiary.

Exelis is a diversified aerospace, defense, information and services company that leverages a greater than 50-year legacy of deep customer knowledge and technical expertise to deliver affordable mission-critical solutions to military, government and commercial customers in the United States and globally.

Under the terms of the Merger Agreement, each share of Exelis common stock (other than those owned by us, Merger Sub, any of our direct or indirect wholly owned subsidiaries or any direct or indirect subsidiary of Exelis, in each case, not held on behalf of third parties) will be converted into the right to receive (1) $16.625 in cash consideration, without interest and (2) 0.1025 of a share of our common stock as stock consideration, which ratio is fixed. Because the Exelis common stock is currently listed on the NYSE, holders of shares of Exelis common stock may not exercise dissenters’ rights under Indiana law in connection with the Merger. Following the Merger, Exelis common stock will be delisted from the NYSE, deregistered under the Exchange Act and will cease to be publicly traded.

The Merger Agreement contains customary conditions including, among others: (1) the approval of the Merger Agreement by Exelis’ shareholders; (2) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (3) the receipt of all required consents from the Federal Communications Commission; (4) no order or other action by a governmental entity that makes illegal, restrains or enjoins the Merger; and (5) in the case of our and Merger Sub’s respective obligations to close, no occurrence of an event that would reasonably be expected to have a material adverse effect on Exelis. The Merger Agreement also includes customary termination provisions for Exelis and for us.

The Merger is expected to close in June 2015, subject to the satisfaction (or waiver) of the conditions stated above and other conditions to closing under the Merger Agreement.

For additional information regarding the Merger, please see the unaudited pro forma condensed combined financial statements and the related notes thereto incorporated by reference in this prospectus supplement, which have been prepared to illustrate the effect of the Merger, as well as “Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information of Harris” on page S-9.

Status of Antitrust Approval

The completion of the Merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act, and the rules promulgated thereunder, the Merger may not be completed until notification and report forms have been filed with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) and the applicable waiting period (or any extensions thereof) has expired or been terminated.

On February 24, 2015, we and Exelis filed with the DOJ and the FTC notification and report forms, which are referred to as the initial filing, under the HSR Act with respect to the Merger. On March 20, 2015, we withdrew the initial filing, and on March 24, 2015, we re-filed the notification and report form with the DOJ and the FTC. Due to the re-filing, the waiting period under the HSR Act is currently scheduled to expire on April 23, 2015, unless otherwise extended or terminated.

We believe that there is a significant possibility that on April 23, 2015, we will receive a “second request” for additional information, which would extend the waiting period under the HSR Act. Even if we were to receive a “second request,” we continue to expect the Merger to close in June 2015.

Financing Transactions

We intend to fund the cash consideration and other amounts payable under the terms of the Merger Agreement from a combination of cash on hand and debt financing, which will include a combination of borrowings under our new $1.3 billion New Term Loan (as defined below) and the issuance of the notes offered hereby. The consummation of the Merger, together with the issuance of the notes offered hereby, the use of proceeds therefrom and borrowings under our New Term Loan, are herein referred to as the “Transactions.” This offering is not conditioned on the completion of the Transactions. However, if we do not consummate the Merger on or prior to November 5, 2015 or, if prior to such date, we notify the trustee in writing that the Merger Agreement is terminated, then in either case we must redeem all of the notes (other than the 20     notes and the 20     notes) at a redemption price equal to 101% of the principal amount of such notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes—Special Mandatory Redemption.” The 20     notes and the 20     notes will not be subject to a special mandatory redemption if the Merger Agreement is terminated or the Merger is not consummated on or prior to November 5, 2015, and will remain outstanding even if the Merger does not close.

New Term Loan. On March 16, 2015, we entered into our $1.3 billion senior unsecured term loan facility with Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders and agents party thereto (the “New Term Loan”). The funding of the New Term Loan is subject to our compliance with customary terms and conditions precedent, including, among others, (i) that the Merger shall have been, or substantially concurrently with the funding of the New Term Loan shall be, consummated in accordance with the terms of the Merger Agreement and (ii) the absence of certain defaults or events of default.

Revolving Credit Facility. On February 25, 2015, in connection with the proposed Merger, we amended our existing revolving credit facility (the “Revolving Credit Facility”) to make certain modifications including, among others: (i) requiring certain of our subsidiaries that incur, borrow or guarantee debt in a principal amount exceeding $100 million to guarantee the Revolving Credit Facility and (ii) amending the financial maintenance covenant to increase the permitted ratio of consolidated total indebtedness to total capital from 0.600:1.00 to 0.650:1.00 prior to our acquisition of Exelis, then to 0.675:1.00 for the nine-month period from and including the date that we acquire Exelis and to 0.650:1.00 for the term of the Revolving Credit Facility that follows such nine-month period.

Guarantees. At the closing of this offering, none of our subsidiaries will guarantee the notes. If the Merger is consummated, we will cause Exelis to guarantee each series of notes within 10 business days following the consummation of the Merger as described under “Description of Notes—Guarantees.” In addition, within such 10 business day period, we intend to cause Exelis to similarly guarantee each of our other then-outstanding series of debt securities (other than any series of Harris’ notes that may be redeemed with the proceeds of this offering), and we intend to provide a guarantee of Exelis’ then-outstanding debt securities.

We currently expect that at a later date following the consummation of the Merger, but after Exelis provides a guarantee of the notes, Exelis will merge with and into Harris with Harris being the surviving entity. At such time, the notes will cease to be guaranteed by Exelis.

We cannot assure you that we will complete the Merger or any of the other Transactions on the terms contemplated in this prospectus supplement or at all.

Corporate Information

Harris Corporation was incorporated in Delaware in 1926 as the successor to three companies founded in the 1890s. Our principal executive offices are located at 1025 West NASA Boulevard, Melbourne, Florida 32919, and our telephone number is (321) 727-9100. Our common stock is listed on the New York Stock Exchange under the symbol “HRS.”

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	Harris Corporation

Notes Offered	$ aggregate principal amount of notes, consisting of:

•	$ aggregate principal amount of % Notes due 20 (the “20 notes”);

•	$ aggregate principal amount of % Notes due 20 (the “20 notes”);

•	$ aggregate principal amount of % Notes due 20 (the “20 notes”);

•	$ aggregate principal amount of % Notes due 20 (the “20 notes”); and

•	$ aggregate principal amount of % Notes due 20 (the “20 notes,” and all together, the “notes”).

Maturity	Unless earlier redeemed or repurchased by us:

•	the 20 notes will mature on , 20 ;

•	the 20 notes will mature on , 20 ;

•	the 20 notes will mature on , 20 ;

•	the 20 notes will mature on , 20 ; and

•	the 20 notes will mature on , 20 .

Interest	•	% per year on the principal amount of the 20 notes;

•	% per year on the principal amount of the 20 notes;

•	% per year on the principal amount of the 20 notes;

•	% per year on the principal amount of the 20 notes; and

•	% per year on the principal amount of the 20 notes.

Interest on each series of the notes is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2015. Interest will accrue from , 2015.

Optional Redemption

At any time and from time to time prior to                     , 20         (in the case of the 20         notes),                     , 20         (in the case of the 20         notes),                     , 20         (in the case of the 20         notes),                     , 20         (in the case of the 20         notes) and                     , 20         (in the case of the 20         notes) we may redeem the applicable series of notes, in whole or in part, at our option, at the applicable “make-whole” redemption price, plus accrued interest on the principal amount of the notes being redeemed to, but not including, the redemption date of the notes being redeemed. Except as set forth above, the 20 notes are not redeemable prior to maturity.

At any time and from time to time on or after                 , 20         (in the case of the 20         notes),                 , 20         (in the case of the 20         notes),                 , 20         (in the case of the 20         notes) and                 , 20         (in the case of the 20         notes), we may redeem the applicable series of notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued interest on the principal amount of the notes being redeemed to, but not including, the redemption date of the series of notes to be redeemed.

See “Description of Notes—Optional Redemption.”

Repurchase upon Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event,” as defined in “Description of Notes—Repurchase upon Change of Control Repurchase Event,” we will be required, unless we have previously exercised our right to redeem the applicable series of notes, to offer to repurchase such notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Repurchase upon Change of Control Repurchase Event.”

Special Mandatory Redemption	If we do not consummate the Merger on or prior to November 5, 2015 or, if prior to such date, we notify the trustee in writing that the Merger Agreement is terminated, then in either case we must redeem all of the notes (other than the 20 notes and the 20 notes) at a redemption price equal to 101% of the principal amount of such series of notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes—Special Mandatory Redemption.” The 20 notes and the 20 notes will not be subject to a special mandatory redemption if the Merger Agreement is terminated or the Merger is not consummated on or prior to November 5, 2015, and will remain outstanding even if the Merger does not close.

Ranking	The notes will be unsecured and unsubordinated and will rank without preference or priority among themselves and equally in right of payment with all other unsecured and unsubordinated indebtedness of Harris from time to time outstanding. See “Use of Proceeds,” “Capitalization” and “Description of Notes—Ranking of Notes.” The notes will be effectively subordinated to the claims of creditors of our subsidiaries that do not guarantee the notes, including trade creditors, and to any future claims of secured lenders to Harris with respect to assets securing their loans. See “Risk Factors—Risks Related to the Notes and the Offering—The notes will be effectively subordinated to any secured debt we may incur and to the debt of our subsidiaries that do not guarantee the notes, which may limit your recovery.”

Guarantees	At the closing of this offering, none of our subsidiaries will guarantee the notes. If the Merger is consummated, we will cause Exelis to guarantee each series of notes within 10 business days following the consummation of the Merger as described under “Description of Notes—Guarantees.” In addition, within such 10 business day period, we intend to cause Exelis to similarly guarantee each of our other then-outstanding series of debt securities (other than any series of Harris’ notes that may be redeemed with the proceeds of this offering) and we intend to provide a guarantee of Exelis’ then-outstanding debt securities.

We currently expect that at a later date following the consummation of the Merger, but after Exelis provides a guarantee of the notes, Exelis will merge with and into Harris with Harris being the surviving entity. At such time the notes will cease to be guaranteed by Exelis.

Covenants	We will issue the notes under a senior indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to incur certain debt secured by liens, engage in sale/leaseback transactions or merge or consolidate with another entity. For a more detailed discussion of these covenants, see “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds	The net proceeds from the offering of the notes, together with borrowings under our $1.3 billion New Term Loan and cash on hand, will be used to fund the cash consideration and other amounts payable under the Merger Agreement and to pay fees and expenses associated with the foregoing. We intend to use any remaining proceeds, together with cash on hand, to redeem certain debt securities that we have outstanding. This offering is not contingent on the consummation of the Merger. See “Use of Proceeds.” If we do not consummate the Merger, or the Merger Agreement is terminated, we will be required to redeem the notes (other than the 20 notes and the 20 notes). See “Description of Notes—Special Mandatory Redemption” and “Risk Factors—Risks Related to the Notes and the Offering—The 20 notes and the 20 notes will not be subject to mandatory redemption and, as a result, we will not be required to redeem these notes if the Merger is not consummated.”

Pending application as described above, we intend to place a portion of the net proceeds from the sale of the notes in an escrow account to satisfy funds certain requirements under the Merger Agreement. The trustee for the notes and the note holders will not be beneficiaries of the escrow account or parties to the escrow agreement. See “Risk Factors—Risks Related to the Notes and the Offering—The holders of the notes and the trustee are not parties to the escrow agreement or beneficiaries of the escrow account, and in the case of a special mandatory redemption we may not have sufficient financial resources available to pay the premium on the notes subject to such special mandatory redemption and accrued and unpaid interest.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

No Listing	We do not intend to list the notes on any securities exchange. Each series of the notes will be a new issue of securities for which there currently is no public market. See “Risk Factors—Risks Related to the Notes and the Offering—There is no established public trading market for the notes.”

Risk Factors	Any investment in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 7 of the accompanying prospectus.

SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF HARRIS

In the tables below, we provide you with summary historical consolidated and unaudited pro forma condensed combined financial information of Harris. Except as otherwise noted, the summary historical consolidated financial information is derived from our historical consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated balance sheet information as of June 29, 2012 and December 27, 2013 are derived from our historical consolidated financial statements not incorporated by reference into this prospectus supplement.

The summary unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements incorporated by reference into this prospectus supplement. The summary unaudited pro forma condensed combined statement of income information gives effect to the Transactions as if they occurred on June 29, 2013, the first day of our fiscal 2014. The summary unaudited pro forma condensed combined balance sheet information gives effect to the Transactions as if they occurred on January 2, 2015, the end of the second quarter of our fiscal 2015. The summary unaudited pro forma condensed combined financial information presented should be read together with the unaudited pro forma condensed combined financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

The summary unaudited pro forma condensed combined financial information is provided for informational purposes only. The summary unaudited pro forma condensed combined statement of income information is not necessarily indicative of operating results that would have been achieved had the Transactions occurred on June 29, 2013 and does not intend to project our future financial results after the Transactions. The summary unaudited pro forma condensed combined balance sheet information does not purport to reflect what our financial condition would have been had the Transactions occurred on January 2, 2015 or for any future or historical period. The summary unaudited pro forma condensed combined statement of income and balance sheet information is based on certain assumptions, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Merger and synergies that may be derived from any integration activities.

You should read the summary historical consolidated and unaudited pro forma condensed combined financial information of Harris together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated and unaudited condensed consolidated financial statements and the related notes and the unaudited pro forma condensed combined financial statements and the related notes, in each case, incorporated by reference into this prospectus supplement. See “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information” in this prospectus supplement.

(in millions)	Two Quarters ended January 2, 2015	Two Quarters ended December 27, 2013	Fiscal Year Ended			Pro Forma Fiscal Year ended June 27, 2014
			2014	2013(1)	2012(2)
Consolidated Statement of Income Information:
Revenue from product sales and services	$2,362	$2,415	$5,012	$5,112	$5,451	$8,287
Cost of product sales and services	($1,570)	($1,570)	($3,311)	($3,385)	($3,569)	($5,675)
Engineering, selling and administrative expenses	($383)	($413)	($820)	($915)	($941)	($1,357)
Income from continuing operations	$265	$265	$539	$462	$556	$707
Income from continuing operations attributable to Harris Corporation common shareholders	$265	$265	$540	$466	$559	$708

(in millions)	January 2, 2015	December 27, 2013	Fiscal Year Ended			Pro Forma January 2, 2015
			2014	2013	2012
Consolidated Balance Sheet Information (as of):
Cash and cash equivalents	$469	$334	$561	$321	$356	$446
Total Assets	$4,798	$4,884	$4,931	$4,858	$5,593	$12,836
Net property, plant and equipment	$725	$669	$728	$653	$659	$1,162
Total liabilities	$2,987	$3,171	$3,106	$3,297	$3,647	$9,590
Total shareholders’ equity	$1,811	$1,714	$1,826	$1,561	$1,939	$3,246

(1)	Results for fiscal 2013 included an $83.0 million after-tax ($0.74 per diluted share) charge, net of government cost reimbursement, for Harris-wide restructuring and other actions, including prepayment of long-term debt, asset impairments, a write-off of capitalized software, facility consolidation, workforce reductions and other associated costs.
(2)	Results for fiscal 2012 included a $46.3 million after-tax ($0.40 per diluted share) charge for integration and other costs in Harris’ Integrated Network Solutions segment associated with Harris’ acquisitions of CapRock Holdings, Inc. and its subsidiaries, including CapRock Communications, Inc., Schlumberger group’s Global Connectivity Services business and Carefx Corporation.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF EXELIS

In the tables below, we provide you with summary historical consolidated financial information of Exelis, which, except as otherwise noted, is derived from Exelis’ historical consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated balance sheet information as of December 31, 2012 is derived from Exelis’ historical consolidated financial statements that are not incorporated by reference into this prospectus supplement. You should read the summary historical consolidated financial information of Exelis together with Exelis’ historical consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. See “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,
(in millions)	2014	2013	2012
Income Statement Data:
Product and service revenue	$3,277	$3,341	$3,730
Operating income	$397	$328	$432
Income from continuing operations	$230	$178	$246

	December 31,
(in millions)	2014	2013	2012
Balance Sheet Data (as of):
Cash and cash equivalents	$510	$459	$292
Total assets	$4,878	$4,884	$5,212
Net property, plant and equipment	$437	$489	$512
Total liabilities	$3,631	$3,232	$4,196
Total shareholders’ equity	$1,247	$1,652	$1,016

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors relating to Harris that are incorporated by reference in this prospectus from Harris’ Annual Report on Form 10-K for the year ended June 27, 2014 under the heading “Risk Factors” and risk factors included in other filings we may make from time to time with the SEC. You should also refer to the other information included and incorporated by reference in this prospectus supplement, including our financial statements and the related notes, the unaudited pro forma condensed combined financial statements included in this prospectus supplement and selected risks relating to the business of Exelis set forth in Annex A to this prospectus supplement.

Risks Relating to the Merger

Uncertainty regarding the Merger may cause customers, suppliers or strategic partners to delay or defer decisions concerning Harris and Exelis and adversely affect each company’s ability to effectively manage their respective businesses.

The consummation of the Merger will happen only if stated conditions are met, including the approval of the Merger by Exelis’ shareholders, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the receipt of regulatory approvals, and the absence of any material adverse effect in the business of Exelis. Many of the conditions are outside the control of Harris and Exelis, and both parties also have stated rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the completion of the Merger, including as a result of our receipt of any “second request” for additional information under the HSR Act. See “Summary – Recent Developments – Status of Antitrust Approval”.

This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with Harris and Exelis to delay or defer entering into contracts with Harris and Exelis or making other decisions concerning Harris and Exelis or seek to change or cancel existing business relationships with Harris and Exelis, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Harris and Exelis, regardless of whether the Merger is ultimately completed.

In addition, the Merger Agreement restricts Harris and its subsidiaries from making certain acquisitions and taking other specified actions until the Merger occurs without the consent of the other parties. These restrictions may prevent Harris from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of Harris and Exelis, which could have an adverse effect on their respective businesses and financial results.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of Harris and Exelis. Specifically:

•	current and prospective employees of Exelis will experience uncertainty about their future roles with the combined company, which might adversely affect Harris’ and Exelis’ ability to retain key managers and other employees; and

•	the attention of management of each of Harris and Exelis may be directed toward the completion of the Merger.

In addition, Harris and Exelis have each diverted significant management resources in an effort to complete the Merger and are each subject to restrictions contained in the Merger Agreement on the conduct of their respective businesses. If the Merger is not completed, Harris and Exelis will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

Each of Harris and Exelis will incur significant transaction, merger-related and restructuring costs in connection with the Merger.

We and Exelis have incurred and expect to incur a number of non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the Merger. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, including payments that may be made to certain Exelis executives, filing fees, printing expenses and other related charges. We currently estimate the aggregate amount of these expenses for Harris to range between $195 million and $225 million, and Exelis currently estimates the aggregate amount of these expenses for Exelis to equal approximately $26 million.

The combined company also will incur restructuring and integration costs in connection with the Merger. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either us or Exelis or the combined company. Although we and Exelis expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, Merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by us and/or Exelis even if the Merger is not completed. While both we and Exelis have assumed that a certain level of expenses would be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond our control and the control of Exelis that could affect the total amount or the timing of the integration and implementation expenses.

The failure to successfully combine our businesses and the businesses of Exelis may adversely affect the combined company’s future results.

The success of the Merger will depend, in part, on the ability of the combined company to realize anticipated benefits from combining our businesses and the businesses of Exelis. To realize these anticipated benefits, our businesses must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the Merger (including any run rate cost synergies) may not be realized fully or at all or may take longer to realize than expected.

Combining our businesses and the businesses of Exelis may be more difficult, costly or time-consuming than expected and we may fail to realize the anticipated benefits of the Merger (including any run rate cost synergies), which may adversely affect our business results following the merger.

The success of the Merger will depend on, among other things, our ability to combine our business with that of Exelis in a manner that facilitates growth opportunities and realizes cost savings. We and Exelis have entered into the Merger Agreement because we each believe that combining our businesses will produce benefits and cost savings.

However, we must successfully combine our businesses in a manner that permits these benefits to be realized. In addition, we must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If we are not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the Merger and the other transactions contemplated by the Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and our operating results. For instance, while our management believes that over the next three years the combined company can achieve run rate cost synergies of $100 to $120 million, there is no assurance that all or any run rate synergies will be achieved in such three year period or ever.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what we expect and may take longer to achieve than anticipated. If we are not able to adequately address integration challenges, we may be unable to successfully integrate our operations or to realize the anticipated benefits of the integration of the two companies.

Both Exelis’ and Harris’ prospective financial information is inherently subject to uncertainties, our unaudited pro forma condensed combined financial data included and incorporated by reference into this prospectus supplement is preliminary and our actual financial position and operations after the Merger may differ materially from these estimates and the unaudited pro forma condensed combined financial data included in this prospectus supplement. Specifically, the unaudited pro forma condensed combined financial data does not reflect the effect of any divestitures that may be required in connection with the Merger.

Our unaudited pro forma condensed combined financial statements incorporated by reference in this prospectus supplement are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Our actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial data incorporated by reference in this prospectus supplement. Specifically, the unaudited pro forma condensed combined financial information does not reflect the effect of any divestitures that may be required in connection with the Merger.

While presented with numeric specificity, Exelis’ and Harris’ pro forma information provided in this prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, defense industry, economic, market and financial conditions and additional matters specific to Exelis’ or our business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective managements. As a result, actual results may differ from the prospective financial information. Important factors that may affect actual results and cause the prospective financial information to not be achieved include, but are not limited to, risks and uncertainties relating to Exelis’ or our business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), defense industry performance, general business and economic conditions.

The revenue of the combined company depends on Harris’ and Exelis’ ability to maintain levels of government business. The loss of contracts with domestic and non-U.S. government agencies could adversely affect the combined company’s revenue.

Both Harris and Exelis derive the substantial majority of their revenues from contracts or subcontracts with various U.S. government agencies, including the U.S. Department of Defense. A significant reduction in the purchase of Harris’ or Exelis’ products by these agencies could have a material adverse effect on the businesses of Harris following the Merger. For the fiscal years ended June 27, 2014, June 28, 2013 and June 29, 2012, approximately 67%, 67% and 70%, respectively, of Harris’ revenues were derived directly or indirectly from contracts with the U.S. government and its agencies. Additionally, for the fiscal years ended December 31, 2014, 2013 and 2012, approximately 78%, 85% and 85%, respectively, of Exelis’ revenues were derived directly or indirectly from contracts with the U.S. government and its agencies. Therefore, the development of the combined company’s business in the future will depend upon the continued willingness of the U.S. government and its prime contractors to commit substantial resources to government programs and, in particular, upon the continued purchase of the combined company’s products and other products which incorporate the combined company’s products, by the U.S. government. In particular, the current funding demands on the U.S. government combined with recent cuts to the U.S. defense budget may lead to sustained lower levels of government defense spending.

The risk that governmental purchases of the combined company’s products may decline stems from the nature of the combined company’s business with the U.S. government, in which the U.S. government may:

•	terminate contracts at its convenience;

•	terminate, reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

•	cancel multi-year contracts and related orders if funds become unavailable;

•	shift its spending priorities;

•	adjust contract costs and fees on the basis of audits done by its agencies; and

•	inquire about and investigate business practices and audit compliance with applicable rules and regulations.

In addition, Harris and Exelis are subject to the following risks in connection with government contracts:

•	the frequent need to bid on programs prior to completing the necessary design, which may result in unforeseen technological difficulties and/or cost overruns;

•	the difficulty in forecasting long-term costs and schedules and the potential obsolescence of products related to long-term fixed-price contracts;

•	the risk of fluctuations or a decline in government expenditures due to any changes in the U.S. defense budget or appropriation of funds;

•	when Harris or Exelis acts as a subcontractor, the failure or inability of the primary contractor to perform its prime contract may result in an inability to obtain payment of fees and contract costs;

•	restriction or potential prohibition on the export of products based on licensing requirements; and

•	government contract wins can be contested by other contractors.

Third parties may terminate or alter existing contracts or relationships with Exelis or Harris.

Exelis has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Exelis to obtain consent from these other parties in connection with the Merger. If these consents cannot be obtained, Exelis may suffer a loss of potential future revenue and may lose rights that are material to its business and the business of the combined company. In addition, third parties with whom Exelis or Harris currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Merger. Any such disruptions could limit Harris’ ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger Agreement.

The level of returns on defined benefit plan assets, changes in interest rates and other factors could affect our earnings and cash flows in future periods.

A substantial portion of Exelis’ current and retired employee population is covered by defined benefit pension and other postretirement defined benefit plans (collectively, “defined benefit plans”). As a result, after the consummation of the Merger, we may experience significant fluctuations in costs related to defined benefit plans as a result of macro-economic factors, such as interest rates, that are beyond our control. The cost of Exelis’ defined benefit plans is incurred over long periods of time and involves various factors and uncertainties during those periods which can be volatile and unpredictable, including the rates of return on defined benefit plan assets, discount rates used to calculate liabilities and expenses, rates of future compensation increases, mortality of plan participants and trends for future medical costs. Following the consummation of the Merger, the financial position and results of operations could be materially affected by significant changes in key economic indicators, financial market volatility, future legislation and other governmental regulatory actions.

Exelis has made contributions to fund its defined benefit plans. The macro-economic factors discussed above, including the return on defined benefit plan assets and the minimum funding requirements established by government funding or taxing authorities, or established by other agreement, may influence future funding requirements. A significant decline in the fair value of Exelis’ plan assets, or other adverse changes to Exelis’ overall defined benefit plans could require us to make significant funding contributions and affect cash flows in future periods.

U.S. Government Cost Accounting Standards govern the extent to which postretirement costs and plan contributions are allocable to and recoverable under contracts with the U.S. Government. As a result, Exelis has sought to seek reimbursement from the U.S. Government for a portion of its postretirement costs and plan contributions.

On December 27, 2011 the U.S. Government’s Cost Accounting Standards Board (CASB) published a final rule that harmonizes Cost Accounting Standards (CAS) pension cost reimbursement rules with the Pension Protection Act of 2006 (PPA) funding requirements. The rule is expected to eventually mitigate the mismatch between CAS costs and PPA-amended ERISA minimum funding requirements, and result in an acceleration of allowable CAS pension costs as compared to the prior rules. The final rule applied to Exelis’ contracts starting in 2013, although due to a five-year phase in, the rule was not expected to begin to have a material impact on cost reimbursement until 2015, with full phase-in not achieved until 2017. Exelis anticipated that government contractors will be entitled to an equitable adjustment for any additional CAS contract costs resulting from the final rule.

Exelis could be subject to tax liabilities if the merger or subsequent transactions were to cause the spin-off of Exelis from ITT Corporation (which is referred to as “ITT,” and which spin-off is referred to as the “2011 Distribution”) or the spin-off of Vectrus, Inc. (which is referred to as “Vectrus”) from Exelis (which spin-off is referred to as the “2014 Distribution”) to fail to qualify for the expected tax treatment.

In connection with the 2011 Distribution, ITT received a private letter ruling from the Internal Revenue Service, which is referred to as the IRS, to the effect that, among other things, the 2011 Distribution, together with certain related transactions, will be tax-free to ITT and ITT’s shareholders under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, and an opinion of tax counsel as to the satisfaction of certain requirements necessary for the 2011 Distribution, together with certain related transactions, to receive tax-free treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code upon which the IRS will not rule. In connection with the 2014 Distribution, Exelis received an opinion of tax counsel to the effect that 2014 Distribution will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code. Such treatment of the 2011 Distribution and the 2014 Distribution (each of which is referred to as a Prior Distribution) as described in the immediately preceding two sentences is referred to as the “Expected Treatment.” Although a private letter ruling generally is binding on the IRS, ITT would not be able to rely on the private letter ruling if the factual representations or assumptions made in the private letter ruling and related submissions are untrue or incomplete in any material respect, or any material forward-looking covenants or undertakings are not complied with. Additionally, the opinion of tax counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or the courts will not challenge the conclusions stated in the opinion or that any such challenge would not prevail.

Events subsequent to a Prior Distribution could cause such distribution (or certain related transactions) to fail to qualify for their Expected Treatment. Although it is not expected that the Merger will cause any of the Prior Distributions (or certain related transactions) to fail to qualify for their Expected Treatment, such an expectation is based in part on a factual determination of the circumstances related to the Prior Distributions (and certain related transactions) and the Merger. This determination is not binding on the IRS or the courts, and they could have a different (and potentially adverse) determination or opinion of the facts and circumstances. Accordingly, there can be no assurance that the IRS will not assert a contrary position or that any such assertion would not prevail. Under the tax matters agreements entered into by ITT, Exelis and Xylem Inc. in connection with the 2011 Distribution, and by Exelis and Vectrus in connection with the 2014 Distribution, Exelis is liable for, and must indemnify ITT, Vectrus and their affiliates, as applicable, against any taxes (and any related amounts or losses) imposed or incurred as a result of the applicable Prior Distribution (or certain related transactions) failing to qualify for the Expected Treatment, to the extent that such taxes (and any related amounts or losses) are caused by Exelis. Exelis could be subject to substantial liabilities in the event that any of the Prior Distributions (or certain related transactions) fail to qualify for their Expected Treatment.

Risks Related to the Notes and the Offering

The notes will be effectively subordinated to any secured debt we may incur and to the debt of our subsidiaries that do not guarantee the notes, which may limit your recovery.

The notes are our unsecured obligations, and will rank equally in right of payment with all of our other existing and future unsecured, senior obligations and are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes. The notes are not secured by any of our assets, and will not be secured by the assets of Exelis. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. At January 2, 2015, we did not have any secured debt outstanding.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries that do not guarantee the notes will have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. At the closing of this offering, none of our subsidiaries will guarantee the notes. If the Merger is consummated, we intend to cause Exelis (but not any of our other subsidiaries) to guarantee each series of notes within 10 business days following the consummation of the Merger as described under “Description of Notes—Guarantees.” In addition, within such 10 business day period, we intend to cause Exelis (but not any of our other subsidiaries) to similarly guarantee each of our other then-outstanding series of debt securities (other than any series of Harris’ notes that may be redeemed with the proceeds of this offering). We intend to provide a guarantee of Exelis’ then-outstanding debt securities within 10 business days following the consummation of the Merger. The notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that do not guarantee the notes. Our rights to receive the assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. Our pro forma indebtedness as of January 2, 2015, after giving effect to the Transactions and the guarantees by Exelis and us described above, would be approximately $         billion, approximately $24 million of which would be subsidiary indebtedness that is structurally senior to the notes.

There is no established public trading market for the notes.

Each series of notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of a series of notes may find it difficult or impossible to resell their notes. If a trading market were to develop, the notes of a series may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. The underwriters are not obligated to make a market in any series of notes, and if they do so they may discontinue any market-making activity at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for any series of notes or the ability of holders of the notes to sell their notes at all or the price at which such holders may be able to sell their notes.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

The market price of the notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies, including with respect to each series of notes;

•	the prevailing interest rates being paid by companies similar to us;

•	our operating results, financial condition, financial performance and future prospects; and

•	the overall condition of the financial and credit markets.

We cannot be sure that credit rating agencies will maintain their ratings on the notes. Credit rating agencies continually review their ratings for the companies that they follow, including us, and revise those ratings as warranted. The credit rating agencies also evaluate the communications and defense industries as a whole and may change their credit rating for us based on their overall view of our businesses, including the prospects for our major end user markets. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our credit ratings could have an adverse effect on the price of the notes.

In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In the past, there have been significant disruptions in the global economy, including volatile credit and capital market conditions. Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the price of the notes. The U.S. Federal Reserve or other central banks may raise interest rates or expectations regarding an interest rate increase could change. Increases in prevailing interest rates or interest rate expectations could significantly affect the price of the notes.

If the Merger is consummated, we will materially reduce our cash balances and incur a substantial amount of debt to finance the cash consideration and pay related fees and expenses in connection with the Merger, which could, among other things, restrict our ability to engage in additional transactions or incur additional indebtedness.

The net proceeds from the offering of the notes, together with borrowings under our New Term Loan and cash on hand, will be used to fund the cash consideration and other amounts under the Merger Agreement, redeem certain indebtedness of Harris and to pay fees and expenses associated with the foregoing. Following the completion of the Transactions, the combined company will have a significant amount of outstanding indebtedness. Our consolidated indebtedness as of January 2, 2015 was approximately $1.7 billion. Our pro forma indebtedness as of January 2, 2015, after giving effect to the Transactions, would be approximately $        billion. This substantial level of indebtedness could have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense, as well as making it more difficult to satisfy our debt obligations and to pursue certain business opportunities or strategic acquisitions.

The amount of cash required to pay interest on our increased indebtedness levels following completion of the Transactions and thus the demands on our cash resources will be greater than the amount of cash flows required to service our indebtedness prior to the Transactions. The increased levels of indebtedness following completion of the Transactions could also reduce funds available for our investments in product development as well as capital expenditures, share repurchases, dividend payments and other activities and may create competitive disadvantages for us relative to other companies with lower debt levels.

A credit ratings downgrade may negatively impact our ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with us, either of which could adversely affect the business, financial condition and results of operations of the combined company and the market value of our common stock.

In connection with executing our business strategies following the Merger, we expect to continue to evaluate the possibility of acquiring additional assets and making further strategic investments, and we may elect to finance these endeavors by incurring additional indebtedness. Moreover, to respond to competitive challenges, we may be required to raise substantial additional capital to finance new product or service offerings. Our ability to arrange additional financing will depend on, among other factors, our and, following the Merger, the combined company’s financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain additional financing on terms acceptable to us or at all. If we do raise additional financing, our credit ratings could be further adversely affected, which could further raise our borrowing costs and further limit our future access to capital and our ability to satisfy our obligations under our indebtedness.

Despite our current debt levels and the indebtedness we expect to incur in connection with the Transactions, we may still incur more debt.

The notes and the senior indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

There are limited covenants in the indenture governing the notes.

The senior indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to incur certain debt secured by liens and engage in sale/leaseback transactions. The limitations on incurring debt secured by liens and sale/leaseback transactions contain certain exceptions. The covenants in the senior indenture do not limit the amount of additional debt we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity. See “Description of Debt Securities—Additional Terms Applicable to Senior Debt Securities” in the accompanying prospectus. In light of these exceptions, holders of the notes may be effectively subordinated to any new debt we may incur.

We may be required to redeem all of the notes (other than the 20     notes and the 20     notes) on a special redemption date at a redemption price equal to 101% of the aggregate principal amount of such series of notes being redeemed, and, as a result, holders of each series of notes subject to the special mandatory redemption may not obtain their expected return on their notes of such series.

We may not consummate the Merger within the timeframe specified under “Description of Notes—Special Mandatory Redemption.” Our ability to consummate the Merger is subject to various closing conditions, including regulatory approval and other matters over which we have limited or no control. For instance, we believe that there is a significant possibility that on April 23, 2015, we will receive a “second request” for additional information, which would extend the waiting period under the HSR Act. While we believe that even if we were to receive a “second request” that the Merger would close in June 2015, there is no assurance that we will be able to resolve the issues raised by the “second request” in such time period or at all.

If the Merger is not consummated on or prior to November 5, 2015 or, if prior to such date, we notify the trustee in writing that the Merger Agreement is terminated, then we will be required to redeem all of the notes (other than the 20     notes and the 20     notes) at a special mandatory redemption price equal to 101% of the principal amount of such series of notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If we redeem such series of notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on your notes of such series and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions, the trading prices of each series of notes subject to the special mandatory redemption may not reflect the financial results of our business or macroeconomic factors. Holders of such series of notes will have no rights under the special mandatory redemption provisions if the Merger closes, nor will they have any right to require us to repurchase their notes of such series if, between the closing of this offering and the completion of the Merger, we experience any changes in our business or financial condition, or if the terms of the Merger Agreement change. For a description of the special mandatory redemption provisions, see “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

The 20     notes and the 20     notes will not be subject to the special mandatory redemption and, as a result, we will not be required to redeem these notes if the Merger is not consummated.

The 20     notes and the 20     notes will not be subject to special mandatory redemption and will remain outstanding even if the Merger does not close. As a result, if the Merger does not close and the 20     notes and the 20     notes remain outstanding, any benefit from the Merger may not be realized; Harris’ financial position will be negatively affected by costs incurred in connection with the failure to consummate the Merger; and the failure to consummate the Merger may negatively affect our business and ability to consummate acquisitions going forward.

The holders of the notes and the trustee are not parties to the escrow agreement or beneficiaries of the escrow account, and in the case of a special mandatory redemption we may not have sufficient financial resources available to pay the premium on the notes subject to such special mandatory redemption and accrued and unpaid interest.

Prior to the closing of the notes offering, we will enter into an escrow agreement (the “Escrow Agreement”) with SunTrust Bank, which will act as escrow agent, pursuant to which we will deposit, or cause to be deposited a portion of the net proceeds from the offering of the notes in accordance with the requirements of the Merger Agreement. The holders of the notes and the trustee are not parties to the Escrow Agreement or beneficiaries of the escrow account being established thereby, and the Escrow Agreement can be terminated or amended without their consent. The Merger Agreement does not require us to escrow the amount of premium and accrued and unpaid interest that we will be required to pay to holders of the notes subject to the special mandatory redemption in the event of a special mandatory redemption. If we do not consummate the Merger within the timeframe specified under “Description of Notes—Special Mandatory Redemption” in this prospectus supplement and we are required to redeem all of the notes (other than the 20     notes and the 20     notes), there can be no assurance that we would have sufficient financial resources available to pay the premium on such notes and accrued and unpaid interest to, but excluding, the redemption date.

Between the time of the issuance of the notes and the completion of the Merger, we and Exelis may agree to modify or waive the terms or conditions of the Merger Agreement without note holder consent.

Prior to the completion of the Merger, we and Exelis may agree to modify or waive the terms or conditions of the Merger Agreement. The Escrow Agreement will not preclude the transaction parties from making certain changes to the terms of the Merger Agreement or from waiving certain conditions under the Merger Agreement. In addition, such changes will not be made in consultation with the trustee, the escrow agent, the underwriters or holders of the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of Notes—Repurchase upon Change of Control Repurchase Event”), unless we have previously exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Repurchase upon Change of Control Repurchase Event” in this prospectus supplement.

USE OF PROCEEDS

We estimate that we will receive gross proceeds of approximately $         million from the sale of the notes in this offering (after deducting underwriting discounts and our estimated offering expenses). The gross proceeds from the sale of the notes in this offering, together with borrowings under our New Term Loan and cash on hand, will be used to fund the cash consideration and other amounts payable under the Merger Agreement, and to pay fees and expenses associated with the foregoing. We intend to use any remaining proceeds, together with cash on hand, to redeem certain debt securities that we have outstanding.

As required by the Merger Agreement, a portion of the net proceeds from this offering will be placed into an escrow account to fund a portion of the cash consideration and other amounts payable under the Merger Agreement. This offering is not contingent on the consummation of the Merger. However, if the Merger is not consummated on or prior to November 5, 2015 or, if prior to such date, we notify the trustee in writing that the Merger Agreement is terminated, then we will be required to redeem the notes (other than the 20     notes and the 20     notes) at a special mandatory redemption price equal to 101% of the principal amount of such series of notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

The following table outlines the sources and uses of funds for the Transactions. The table assumes that the Merger and the other Transactions are consummated simultaneously, but this offering is expected to occur before funding under the New Term Loan, the consummation of the Merger and any redemption of debt securities that we have outstanding. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources(1)		Uses
Balance sheet cash	$	Cash consideration payable under Merger Agreement	$
New Term Loan	$	Redemption of certain Harris notes(2)	$
Notes offered hereby	$	Transaction fees and expenses(3)	$

Total	$	Total	$

(1)	Before discounts, commissions and expenses, as applicable.
(2)	Any net proceeds in excess of the amounts required to pay the cash consideration payable under the Merger Agreement and Transaction fees and expenses, together with cash on hand, are intended to be used to redeem certain debt securities that we have outstanding. Redemption amounts include accrued and unpaid interest and make-whole premium.
(3)	Includes underwriting discounts and expenses of this offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below. Each ratio of earnings to fixed charges set forth below is presented on a continuing operations basis.

We compute the ratio of earnings to fixed charges by dividing (i) earnings (loss), which consist of income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less interest capitalized during the period and adjusted for undistributed earnings in equity investments, by (ii) fixed charges, which consist of interest expense, capitalized interest and the portion of rental expense under operating leases estimated to be representative of the interest factor.

Our fixed charges do not include any dividend requirements with respect to preferred stock because, as of the date of this prospectus supplement and for the five preceding fiscal years and quarter ended January 2, 2015, we have had no preferred stock outstanding.

This information should be read in conjunction with our historical consolidated financial statements and the related notes and the unaudited pro forma condensed combined financial statements and the related notes incorporated by reference into this prospectus supplement.

	Two Quarters Ended January 2, 2015	Fiscal Year Ended
		June 27, 2014	June 28, 2013	June 29, 2012	July 1, 2011	July 2, 2010
Ratio of earnings to fixed charges	8.17x	8.88x	6.72x	8.06x	10.01x	11.99x

CAPITALIZATION

The following table sets forth our capitalization as of January 2, 2015:

•	on an actual basis;

•	as adjusted after giving effect to this offering (but not the use of proceeds therefrom); and

•	on a pro forma as adjusted basis to give effect to the Transactions including the use of proceeds from this offering as described under “Use of Proceeds.”

Actual amounts may vary from the pro forma as adjusted amounts set forth below depending on several factors, including potential changes in our financing plans as a result of market conditions or the timing of the consummation of the Merger.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” contained elsewhere in this prospectus supplement and with our unaudited condensed consolidated financial statements as of and for the quarter ended January 2, 2015, the information under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended January 2, 2015 and the unaudited pro forma condensed combined financial statements and the related notes, in each case incorporated by reference into this prospectus supplement. The pro forma as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	At January 2, 2015
	Actual	As Adjusted	Pro Forma As Adjusted
	(in millions)
Cash and cash equivalents	$469	$	$
Escrow	—

Escrow, cash and cash equivalents	$469	$	$

Short-term debt (including current portion of long-term debt)	$75	$	$

Long-term debt:
Harris long-term debt:
5.95% notes, due 2017	400
6.375% notes, due 2019	350
4.4% notes, due 2020	400
7.0% debentures, due 2026	100
6.35% debentures, due 2028	26
6.15% notes, due 2040	300
Other	1
Notes offered hereby	—
New Term Loan
Revolving Credit Facility
Less: current portion of long-term debt	1

Total long-term debt	1,576
Exelis notes:
Exelis 4.25% Senior Notes, due 2016	—
Exelis 5.55% Senior Notes, due 2021	—

Total debt	1,651
Total equity	1,811

Total capitalization	$3,462	$	$

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus. If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus with respect to the notes. Capitalized terms used in this prospectus supplement that are not otherwise defined have the meanings given to them in the accompanying prospectus. The following statements with respect to the notes are summaries of the provisions of the notes and the senior indenture. We urge you to read the documents in their entirety because they, and not this description, will define your rights as holders of the notes.

General

Harris Corporation, a Delaware corporation, will issue the notes as follows:

•	$ aggregate principal amount of % notes due , 20 (the “20 notes”);

•	$ aggregate principal amount of % notes due , 20 (the “20 notes”);

•	$ aggregate principal amount of % notes due , 20 (the “20 notes”);

•	$ aggregate principal amount of % notes due , 20 (the “20 notes”); and

•	$ aggregate principal amount of % notes due , 20 (the “20 notes,” and all together, the “notes”).

The notes will be issued under our senior indenture, dated as of September 3, 2003, between Harris Corporation and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. Harris Corporation has previously issued $400.0 million aggregate principal amount of 5.95% Notes due 2017, $350.0 million aggregate principal amount of 6.375% Notes due 2019, $400.0 million aggregate principal amount of 4.40% Notes due 2020 and $300.0 aggregate principal amount of 6.15% Notes due 2040 (collectively, the “existing senior notes”) under the indenture. Harris Corporation also currently has outstanding $100.0 million aggregate principal amount of 7.0% debentures due 2026 and $25.8 million aggregate principal amount of 6.35% debentures due 2028 (collectively, the “debentures” and together with the existing senior notes, the “existing notes”). As described under the heading “Use of Proceeds,” we intend to use a portion of the proceeds from the sale of notes in this offering, together with cash on hand, to redeem certain of our existing notes.

The 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes will each constitute a new series under the senior indenture. You can obtain copies of the senior indenture by following the directions described under the heading “Where You Can Find More Information.”

The trustee, through its corporate trust office in Jacksonville, Florida (in such capacity, the “paying agent”) will act as our paying agent and security registrar with respect to the notes. The current location of such corporate trust office is 10161 Centurion Parkway N., 2nd Floor, Jacksonville, Florida 32256. The paying agent maintains an affiliate agency in the Borough of Manhattan, the City and State of New York, located at 101 Barclay Street, Floor 8W, New York, New York 10286. So long as the notes are issued in the form of a global security, payments of principal, interest and premium, if any, will be made by us through the paying agent to The Depository Trust Company.

The 20     notes, the 20     notes, the 20     notes, the 20     notes and the 20     notes are each a series of U.S. dollar-denominated senior debt securities as described in the accompanying prospectus. There is no limit on the aggregate principal amount of senior debt securities that we may issue under the senior indenture.

We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The notes will not be entitled to any sinking fund.

Principal, Interest and Maturity

The 20     notes offered will be issued in an aggregate principal amount of $        . The 20     notes will bear interest at     % per year and will mature on                     , 20    . Interest on the 20     notes will accrue from                     , 2015. Interest on the 20     notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2015, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15 (whether or not a business day), as the case may be.

The 20     notes offered will be issued in an aggregate principal amount of $        . The 20     notes will bear interest at     % per year and will mature on                     , 20    . Interest on the 20     notes will accrue from                     , 2015. Interest on the 20     notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2015, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15 (whether or not a business day), as the case may be.

The 20     notes offered will be issued in an aggregate principal amount of $        . The 20     notes will bear interest at     % per year and will mature on                     , 20    . Interest on the 20     notes will accrue from                     , 2015. Interest on the 20     notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2015, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15 (whether or not a business day), as the case may be.

The 20     notes offered will be issued in an aggregate principal amount of $        . The 20     notes will bear interest at     % per year and will mature on                     , 20    . Interest on the 20     notes will accrue from                     , 2015. Interest on the 20     notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2015, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15 (whether or not a business day), as the case may be.

The 20     notes offered will be issued in an aggregate principal amount of $        . The 20     notes will bear interest at     % per year and will mature on                     , 20    . Interest on the 20     notes will accrue from                     , 2015. Interest on the 20     notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2015, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15 (whether or not a business day), as the case may be.

Interest on each series of notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Further Issuances

We may from time to time, without the consent of the holders of a series of notes, issue additional senior debt securities of such series, having the same ranking and the same interest rate, maturity and other terms as such series of notes offered hereby except for the issue price and issue date and, in some cases, the first interest payment date and the initial interest accrual date. Any such additional senior debt securities of such series will, together with the then outstanding notes of such series, constitute a single class of notes under the senior indenture, and as such will vote together on matters under the senior indenture.

Ranking of Notes

The notes will be unsecured and unsubordinated and will rank without preference or priority among themselves and equally in right of payment with all other unsecured and unsubordinated indebtedness of Harris Corporation from time to time outstanding.

As of January 2, 2015, after giving pro forma effect to the Merger and the related Transactions (including the issuance of the notes offered hereby) and the use of proceeds from the sale of notes in this offering, Harris and its consolidated subsidiaries would have had outstanding, on a consolidated basis, $         million of total debt, including:

(1)	$ million of total debt of Harris outstanding as of such date (all of which would have been unsecured indebtedness);

(2)	$650 million of assumed debt from Exelis; and

(3)	$1.3 billion under the New Term Loan.

In addition, as of such date but prior to giving pro forma effect to the Merger and the related Transactions, Harris’ subsidiaries would have had $24 million of total debt, substantially all of which would have been unsecured indebtedness, and $274 million of outstanding liabilities, including trade payables and advance payments and unearned income but excluding intercompany obligations.

Guarantees

If the Merger is consummated, we will cause Exelis to guarantee each series of notes within 10 business days following the consummation of the Merger. In addition, within such 10 business day period, we will cause Exelis to similarly guarantee each other then-outstanding series of existing Harris debt securities (other than any series of Harris’ notes that may be redeemed with the proceeds of this offering) (together with the guarantee of each series of notes, the “Exelis Guarantee”) and we will provide a guarantee of Exelis’ then-outstanding notes.

Harris Corporation, Exelis and the trustee will enter into one or more supplemental indentures that set forth the terms of the Exelis Guarantee. Each such supplemental indenture will provide that Exelis may not, in a single transaction or a series of related transactions, consolidate or merge with or into any other person, or sell or transfer all or substantially all its properties and assets to any other person other than Harris, unless:

(1) the person formed by or resulting from any such consolidation or merger, or which has received the transfer of all or substantially all of Exelis’ property and assets, is or becomes a guarantor of the notes or will assume the due and punctual performance and observance of all of the covenants and conditions to be performed or observed by Exelis under the Exelis Guarantee and the supplemental indenture; and

(2) Exelis, such person or such successor person, as the case may be, immediately after such consolidation, merger, sale or transfer, will not be in default in the performance of any covenant or condition under the Exelis Guarantee or the supplemental indenture.

Each such supplemental indenture will also provide that an event of default will have occurred if Exelis repudiates its obligations under the Exelis Guarantee or, except as permitted by such supplemental indenture, the Exelis Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

The Exelis Guarantee will be automatically released and discharged with respect to any series of notes:

(1) in connection with any sale or other disposition of all or substantially all of the assets of Exelis (including by way of merger or consolidation) to a person or persons that is not (either before or after giving effect to such transaction) Harris or a subsidiary of Harris;

(2) in connection with any sale or other disposition of all or substantially all of the capital stock of Exelis to a person or persons that is not (either before or after giving effect to such transaction) Harris or a subsidiary of Harris;

(3) if Harris exercises its covenant defeasance option for such series of notes as described under “—Defeasance” or if Harris’ obligations under the indenture in relation to such notes are discharged in accordance with the terms of the indenture;

(4) if the holders of a majority in aggregate principal amount of such series of notes consents to such release, in accordance with amendment provisions under the indenture;

(5) if Exelis merges with and into Harris;

(6) if Exelis merges with and into any person that is or becomes a guarantor, provided that the requirements set forth in the second preceding paragraph are satisfied; or

(7) upon the payment in full of all guaranteed obligations with respect to such series of notes.

Harris shall notify the trustee and the holders of the applicable series of the notes if the Exelis Guarantee is released with respect to such series of notes. The trustee shall execute and deliver an appropriate instrument confirming the release of the Exelis Guarantee upon request of Harris as provided in the indenture.

The guarantee of the Exelis notes by Harris will be on substantially the same terms as the Exelis Guarantee and customary parent guarantees.

We currently expect that at a later date following the consummation of the Merger, but after Exelis provides a guarantee of the notes, Exelis will merge with and into Harris with Harris being the surviving entity. At such time the notes will cease to be guaranteed by Exelis.

Special Mandatory Redemption

We intend to use the net proceeds from the sale of notes in this offering, together with borrowings under our New Term Loan and cash on hand, to fund the cash consideration and other amounts payable under the Merger Agreement and to pay fees and expenses associated with the foregoing. We intend to use any remaining proceeds, together with cash on hand, to redeem certain debt securities that we have outstanding.

If we do not consummate the Merger on or prior to November 15, 2015 or, if prior to such date, we notify the trustee in writing that the Merger Agreement is terminated (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable (other than with respect to the 20     notes and the 20     notes). The 20     notes and the 20     notes will not be subject to the Special Mandatory Redemption and will remain outstanding even if the Merger does not close.

If a Special Mandatory Redemption Event occurs, each series of the notes (other than the 20     notes and the 20     notes) will be redeemed in the manner set forth below in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of such series of notes being redeemed, plus accrued and unpaid interest on the principal amount of such series of the notes to, but not including, the Special Mandatory Redemption Date (as defined below).

Upon the occurrence of a Special Mandatory Redemption Event, Harris shall promptly (but in no event later than five business days following such Special Mandatory Redemption Event) notify the trustee in writing of such event, and the trustee shall, no later than five business days following receipt of such notice from Harris, notify the holders of the applicable series of notes (such date of notification to the holders, the “Redemption Notice Date”), that the notes (other than the 20     notes and the 20     notes) will be redeemed on the fifth business day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case, in accordance with the applicable provisions of the indenture. The trustee, upon receipt of the notice specified above, on the Redemption Notice Date shall notify each holder in accordance with the applicable provisions of the indenture that all of the outstanding notes of each applicable series shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of such series of the notes. At or prior to 12:00 p.m. (New York City time) on the business day immediately preceding the Special Mandatory Redemption Date, Harris shall deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price for each series of notes being redeemed. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Escrow Agreement

Prior to the closing of this offering, Harris will enter into an escrow agreement (the “Escrow Agreement”) with SunTrust Bank, which will act as escrow agent (the “escrow agent”), pursuant to which Harris will deposit, or cause to be deposited, a portion of the net proceeds from the offering of the notes in accordance with the requirements of the Merger Agreement. The holders of the notes and the trustee are not parties to the Escrow Agreement or beneficiaries of the escrow account being established thereby, and the Escrow Agreement can be terminated or amended without their consent. See “Risk Factors—Risks Related to the Notes and the Offering—The holders of the notes and the trustee are not parties or beneficiaries of the escrow, and in the case of a special mandatory redemption we may not have sufficient financial resources available to pay the premium on the notes subject to such special mandatory redemption and accrued and unpaid interest” in this prospectus supplement.

Optional Redemption

At any time and from time to time prior to                 , 20         (in the case of the 20         notes),                 , 20         (in the case of the 20         notes),                 , 20         (in the case of the 20         notes),                 , 20         (in the case of the 20         notes) and                 , 20         (in the case of the 20         notes) we may redeem the applicable series of notes, in whole or in part, at our option, at a “make-whole” redemption price equal to the greater of:

(1) 100% of the principal amount of the notes being redeemed; and

(2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than interest accruing to the date of redemption) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (i)         basis points in the case of the 20     notes, (ii)         basis points in the case of the 20     notes, (iii)         basis points in the case of the 20     notes, (iv)         basis points in the case of the 20     notes and (v)         basis points in the case of the 20     notes.

In each case, we will pay accrued interest on the principal amount of the notes being redeemed to, but not including, the redemption date of the notes being redeemed.

Except as set forth above, the 20         notes are not redeemable prior to maturity. At any time and from time to time on or after                 , 20         (in the case of the 20         notes),                 , 20         (in the case of the 20         notes),                 , 20         (in the case of the 20         notes) and                 , 20         (in the case of the 20         notes), we may redeem the applicable series of notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued interest on the principal amount of the notes being redeemed to, but not including, the redemption date of the series of notes to be redeemed.

“Comparable Treasury Issue” means, with respect to each series of the notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. and three other primary U.S. government securities dealers in New York City selected by us, and in each case, their respective successors, provided, however, that if any of the foregoing cease to be a primary U.S. government securities dealer in New York City, we will appoint another primary U.S. government securities dealer in New York City as a substitute.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the notes being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If we elect to redeem less than all of a series of the notes, then the trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair; provided, that if the notes of a series are represented by one or more global securities, beneficial interests in such notes will be selected for redemption by DTC in accordance with its standard procedures therefor.

Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. The notice of such redemption will state, among other things, the amount of notes to be redeemed, the redemption date, the manner of calculating the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or the portions called for redemption.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to a series of the notes, unless we have previously exercised our right to redeem such series of the notes as described above, we will make an offer to each holder of such series of the notes to repurchase all or any part (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes being repurchased plus any accrued and unpaid interest on the notes being repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder of notes of such series, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the applicable notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the applicable notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the applicable notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all applicable notes or portions of such notes (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all applicable notes or portions of such notes properly tendered; and

•	deliver or cause to be delivered to the trustee the applicable notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of such notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the repurchase price for such holder’s notes being repurchased, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase any series of the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all applicable notes properly tendered and not withdrawn under its offer. Notwithstanding anything to the contrary herein, an offer to repurchase any series of the notes upon a Change of Control Repurchase Event may be made in advance of such Change of Control Repurchase Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definitions of “Change of Control Repurchase Event” and “Change of Control,” along with the definitions of other terms used with initial capitalized letters in the definition of “Change of Control Repurchase Event” and “Change of Control,” are set forth below for your reference:

“Below Investment Grade Rating Event” means the rating for the applicable series of the notes is lowered to below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the applicable series of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies as a result of such Change of Control); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption by the holders of our voting stock of a plan relating to our liquidation or dissolution;

(3) the first day during any period of 24 consecutive months on which a majority of the members of our Board of Directors are not Continuing Directors; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is our reincorporation in another state and (ii) our shareholders and the number of shares of our Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors (1) who was a member of such Board of Directors on the date of the issuance of the notes; (2) who was nominated for election or elected to such Board of Directors with the approval of the individuals referred to in clause (1) above constituting at the time of such nomination or election at least a majority of the Board of Directors (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee recommended by the Continuing Directors for election as a director); or (3) whose nomination or election was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such nomination or election at least a majority of the Board of Directors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate a series of the notes or fails to make a rating of a series of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Covenants

The covenants in the senior indenture described under “Description of Debt Securities—Additional Terms Applicable to Senior Debt Securities” in the accompanying prospectus will apply to each series of the notes.

Events of Default

The default provisions of the senior indenture described under “Description of Debt Securities—Events of Default, Notice and Waiver” in the accompanying prospectus will apply to each series of the notes.

Consolidation, Merger and Sales of Assets

The provisions of the senior indenture described under “Description of Debt Securities—Limitation on Consolidation, Merger and Certain Sales or Transfers of Assets” in the accompanying prospectus will apply to each series of the notes.

Modification of Indenture

The modification and amendment provisions of the senior indenture described under “Description of Debt Securities—Modification of the Indentures” in the accompanying prospectus will apply to each series of the notes.

Defeasance

The discharge, defeasance and covenant defeasance provisions of the senior indenture described under “Description of Debt Securities—Satisfaction and Discharge; Defeasance” in the accompanying prospectus will apply to each series of the notes. These provisions shall not apply to the “Repurchase upon Change of Control Repurchase Event” provision described above after a Change of Control Repurchase Event occurs.

Governing Law

The senior indenture and the notes are governed by and will be construed under the laws of the State of New York.

Book-Entry System

The following description of the operations of The Depository Trust Company (“DTC”), Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and subject to changes by them. We urge investors to contact these systems or their participants to discuss these matters directly with them.

DTC, New York, New York, will act as securities depositary for each series of the notes. Each series of the notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Subject to any requirement of DTC to issue multiple certificates, one fully-registered security certificate will be issued for each series of the notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Investors may elect to hold interests through either DTC (in the United States) or Clearstream or Euroclear (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any notes through DTC and investors who hold or will hold any notes through Euroclear or Clearstream will be effected in DTC through the respective U.S. Depositaries of Euroclear and Clearstream.

The Depository Trust Company. DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org; the information contained on those websites is not incorporated into this prospectus supplement or the accompanying prospectus.

Purchases of notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the applicable series of the notes is discontinued.

Transfers of beneficial interests in notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any of the notes unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the applicable notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, principal, interest and premium payments, if any, on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest and premiums, if any, on the notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

If: (1) DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days; (2) we in our sole discretion, and subject to DTC’s procedures, determine not to have any series of the notes represented by one or more global securities; or (3) an event of default with respect to any series of the notes has occurred and is continuing, we will issue individual notes in exchange for the global security or securities representing the applicable notes. Individual notes will be issued in denominations of $2,000 or integral multiples of $1,000 above that amount. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

The information in this section concerning DTC, Clearstream and Euroclear and their book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the United States dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Additional Payments. In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. We believe that the likelihood that we will be obligated to make any such payments as a result of a contingency described under “Description of Notes—Special Mandatory Redemption” or “Description of Notes—Repurchase upon Change of Control Repurchase Event” is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the provisions of the United States Treasury regulations relating to “contingent payment debt instruments.” Our determination is binding on you, unless you disclose a contrary position in a statement attached to your timely filed United States federal income tax return for the taxable year during which the notes were acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to you could differ from those discussed herein. For example, if the notes are treated as contingent payment debt instruments, any gain on sale or other disposition of the notes would be treated as ordinary income rather than capital gain. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

Payments of Interest. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes. Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax. A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder that does not hold the note in connection with the conduct of a trade or business in the United States. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussions of FATCA withholding and backup withholding below, if you are a United States alien holder of a note:

•	we and other United States payors generally would not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.	you are not a controlled foreign corporation that is related to us through stock ownership, and

3.	the United States payor does not have actual knowledge or reason to know that you are a United States person, and

a.	you have furnished to the United States payor an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii.	a United States branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

d.	the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the United States payor under penalties of perjury that an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the IRS Form W-8BEN or W-8BEN-E or acceptable substitute form, or

e.	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with United States Treasury regulations; and

•	no deduction for any United States federal withholding tax would be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual who at death is not a citizen or resident of the United States would not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Internal Revenue Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non- United States persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include United States-source interest and the gross proceeds from the sale or other disposition of notes that can produce United States-source interest. Payments of interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non- United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2017. You should consult your own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.

We will not pay any additional amounts in respect of FATCA withholding, so if this withholding applies, you will receive significantly less than the amount that you would have otherwise received with respect to your notes. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any amounts withheld.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally would apply to payments of principal and interest on a note within the United States, and the payment of proceeds to you from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

CERTAIN ERISA CONSIDERATIONS

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition and holding of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which the issuer or a guarantor or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

We have entered into an underwriting agreement with Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as joint book-running managers and representatives of the underwriters named below, with respect to the notes. Subject to certain conditions, each of the underwriters has severally agreed to purchase the aggregate principal amount of each series of notes set forth opposite its name below:

Underwriters	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Morgan Stanley & Co. LLC	$	$	$	$	$
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Total	$	$	$	$	$

Under the underwriting agreement, if the underwriters take any of the notes, then the underwriters are committed to take and pay for all of the notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

We have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of any of our debt securities or warrants to purchase or otherwise acquire our debt securities substantially similar to the notes offered hereby (other than the notes offered hereby and commercial paper issued in the ordinary course of business) during the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the offering of the notes.

Commissions and Discounts

Each series of notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any note sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the 20     notes; up to     % of the principal amount of the 20     notes; up to     % of the principal amount of the 20     notes; up to     % of the principal amount of the 20     notes; and up to     % of the principal amount of the 20     notes. Any such securities dealers may resell any note purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the 20     notes; up to     % of the principal amount of the 20     notes; up to     % of the principal amount of the 20     notes; up to     % of the principal amount of the 20     notes; and up to     % of the principal amount of the 20     notes. If all the notes of a series are not sold at the applicable initial public offering price, the underwriters may change the offering price of such series of notes and the other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by Us
Per 20 Note		%
Total	$
Per 20 Note		%
Total	$
Per 20 Note		%
Total	$
Per 20 Note		%
Total	$
Per 20 Note		%
Total	$

We estimate that our share of the total expenses of this offering, excluding the underwriting discounts, will be approximately $         million.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in each series of notes but are not obligated to do so and may discontinue market making for any series of notes at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of notes.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of a series of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of a series of notes while this offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of a series of notes. As a result, the price of such series of notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our subsidiaries, for which they received or may in the future receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders under our revolving credit facility, entered into on September 28, 2012 and an affiliate of Morgan Stanley & Co. LLC was engaged as a financial advisor in connection with the Merger. In addition, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., is the escrow agent under the Escrow Agreement in connection with the Merger. In addition, on March 16, 2015, we entered into (i) a 364-Day Bridge Term Loan Agreement, by and among Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, as administrative agent, the lenders from time to time party thereto and us, providing for total bridge loan commitments in an aggregate principal amount of $2.1 billion and (ii) our New Term Loan, in each case for the purpose of financing all or a portion of the cash consideration for the Merger and to pay related fees and expenses. The commitments under the bridge facility will be reduced by the net cash proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us and our subsidiaries. If the underwriters or their affiliates have a lending relationship with us and our subsidiaries, certain other of those underwriters or their affiliates may hedge their credit exposure to us and our subsidiaries, consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of a series of notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and each series of notes to be offered so as to enable an investor to decide to purchase or subscribe for such series of notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU,) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of Harris appearing in Harris’ Annual Report on Form 10-K for the fiscal year ended June 27, 2014 (including schedules appearing therein), and the effectiveness of Harris’ internal control over financial reporting as of June 27, 2014, have been audited by Ernst & Young LLP, an independent registered certified public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Harris for the quarter ended September 26, 2014 and September 27, 2013 and quarter and two quarters ended January 2, 2015 and December 27, 2013, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated October 29, 2014 and February 10, 2015, included in Harris’ Quarterly Report on Forms 10-Q for the quarters ended September 26, 2014 and January 2, 2015, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The audited consolidated financial statements of Exelis incorporated by reference into this prospectus supplement from our Current Report on Form 8-K, dated as of and filed on April 22, 2015, which is incorporated by reference into this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered certified public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference which expresses an unqualified opinion and includes an explanatory paragraph regarding the definitive merger agreement with Harris Corporation, relating to the consolidated financial statements of Exelis Inc., and the effectiveness of Exelis Inc.’s internal control over financial reporting. Such audited consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ANNEX A—SELECTED EXELIS RISK FACTORS

As used in this Annex A — “Selected Exelis Risk Factors,” unless otherwise specified or the context otherwise requires, “we,” “our,” “us” and the “Company” refer to Exelis and its subsidiaries, as applicable. The selected Exelis risk factors are from Exelis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is not incorporated by reference in this prospectus.

We are dependent on the U.S. Government for a substantial portion of our business, and the outlook for U.S. Government spending is uncertain.

Approximately 78% of our 2014 revenues were derived from products and services ultimately sold to the U.S. Government, primarily defense-related programs with the Department of Defense (DoD). Our sales are affected by and dependent on the federal budget and related federal spending levels. Federal spending is affected by numerous factors, including our nation’s national security posture and the perceived threat environment, macroeconomic conditions, changes in U.S. procurement policies, presidential administration priorities, and the ability of the U.S. Government to enact relevant legislation, such as appropriations bills. Any of these factors could result in a significant redirection of current and future DoD budgets and impact our future operations and cash flows.

The Budget Control Act of 2011 (Budget Control Act) provided for a reduction in planned defense budgets and mandated substantial additional spending reductions through a process known as “sequestration.” The sequestration spending reductions required for defense were approximately $43 billion for fiscal year 2013, increasing to approximately $55 billion for fiscal year 2014 and beyond. The combined effect of the Bipartisan Budget Act of 2013 and the Consolidated Appropriations Act of 2014 is a substantial alteration of sequestration in the near term. Though combined sequestration cuts of $55 billion were triggered in fiscal year 2013, there were no additional cuts, across the board cuts or sequestration in fiscal year 2014. Congress enacted a fiscal year 2014 appropriations bill implementing the defense and non-defense caps. Congress also enacted a more comprehensive CR-Omnibus appropriations measure for fiscal year 2015 which adhered to the $1.014 trillion combined discretionary spending caps and thus avoided triggering sequestration. By incorporating these alterations to the original Budget Control Act, the Congressional Budget Office still anticipates achievement of $539 billion in discretionary spending reductions from fiscal year 2016 to 2021.

The U.S. Government also conducts periodic reviews of U.S. defense strategies and priorities, which may shift DoD budgetary priorities and reduce overall U.S. Government spending. In addition, changes to the DoD acquisition system and contracting models could affect whether and how we pursue certain opportunities and the terms under which we are able to do so. Overall, we expect that top-line defense spending will decline over the next several years. Such funding cuts will likely have an impact across the DoD budget. Such reductions in U.S. Government spending and policy could have a material impact on our business.

We cannot predict the impact on existing, follow-on, replacement or future programs from potential changes in priorities due to changes in U.S. Government spending levels, military strategy and planning and/or changes in social-political priorities. A shift in government priorities to programs in which we do not participate and/or reductions in funding for or the termination of programs in which we do participate, unless offset by other programs and opportunities, could have a material adverse effect on our financial position, results of operations and/or cash flows.

The termination of government contracts may adversely affect our business.

Our financial performance is dependent on our performance under our U.S. Government contracts. The U.S. Government, and other governments, may terminate any of our government contracts, in whole or in part, without prior notice, at their convenience, as well as for default based on our failure to meet specified performance measurements. If any of our government contracts were to be terminated for convenience, we generally would be entitled to receive payment for work completed and allowable termination or cancellation costs. If any of our government contracts were to be terminated for default, generally the U.S. Government would pay only for the work that has been accepted and can require us to pay the difference between the original contract price and the cost to re-procure the contract items, net of the work accepted from the original contract. The U.S. Government can also hold us liable for damages resulting from the default. The termination of any of our government contracts, whether for convenience or default, may adversely affect our current programs and may reduce our revenue, earnings or cash flows.

As a U.S. Government contractor, we are subject to a number of procurement regulations and could be adversely affected by changes in regulations or any negative findings from a U.S. Government audit or investigation.

U.S. Government contractors must comply with many significant procurement regulations and other requirements. These regulations and requirements, although customary in government contracts, increase our performance and compliance costs. If any such regulations or procurement requirements change, our costs of complying with them could increase and therefore reduce our margins.

We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies. Systems that are subject to review include, but are not limited to, our accounting systems, purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems. Any costs found to be unallowable or improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business with the U.S. Government. Whether or not illegal activities are alleged, the U.S. Government also has the ability to decrease or withhold certain payments when it deems systems subject to its review to be inadequate or if it believes it is in the government’s best interests during a dispute. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

The U.S. Government, from time to time, may require its contractors to reduce certain contract prices, or may disallow costs allocated to certain contracts. These adjustments can involve substantial amounts. In the past, as a result of such audits and other investigations and inquiries, we have on occasion made adjustments to our contract prices and the costs allocated to our government contracts.

We are also, from time to time, subject to U.S. Government investigations relating to our operations, and we are subject to or expected to perform in compliance with a vast array of federal laws, including but not limited to the Truth in Negotiations Act, the False Claims Act, the Procurement Integrity Act, Cost Accounting Standards, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, the Close the Contractor Fraud Loophole Act and the Foreign Corrupt Practices Act. If we are convicted or otherwise found to have violated the law, or are found not to have acted responsibly as defined by the law, we may be subject to reductions of the value of contracts, contract modifications or termination and the assessment of penalties and fines, compensatory or treble damages, which could have a material adverse effect on our financial position, results of operations, or cash flows. Such findings or convictions could also result in suspension or debarment from government contracting. Given our dependence on government contracting, suspension or debarment could have a material adverse effect on our financial position, results of operations, or cash flows.

Competition within our markets may reduce our revenue and market share.

We operate in highly competitive markets, and our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. The recent defense industry downturn has led to increased competition and we expect this heightened degree of competition to continue. In addition, as discussed above, projected U.S. defense spending levels for periods beyond the near-term are uncertain and difficult to predict. Changes in U.S. defense spending may limit certain future market opportunities. We are also facing increasing competition in our domestic and international markets from foreign and multinational firms. Additionally, some customers, including the DoD, are increasingly turning to commercial contractors, rather than traditional defense contractors, for technology and support work. If we are unable to continue to compete successfully against our current or future competitors, we may experience declines in revenue and market share which could negatively impact our financial position, results of operations, or cash flows.

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects.

We design, develop and manufacture technologically advanced and innovative products and services applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and patent rights, labor, learning curve assumptions or materials and components could prevent us from achieving contractual requirements.

In addition, our products cannot be tested and proven in all situations and are otherwise subject to unforeseen problems. Examples of unforeseen problems that could negatively affect revenue and profitability include loss on launch of spacecraft, premature failure of products that cannot be accessed for repair or replacement, problems with quality and workmanship, country of origin, delivery of subcontractor components or services and unplanned degradation of product performance. These failures could result, either directly or indirectly, in loss of life or property. Among the factors that may affect revenue and profits could be unforeseen costs and expenses not covered by insurance or indemnification from the customer, loss of follow-on work, and, in the case of certain contracts, liquidated damages, penalties and repayment to the customer of contract cost and fee payments we previously received.

We use estimates in accounting for many of our programs and changes in our estimates could adversely affect our future financial results.

Accounting for our contracts requires judgment relative to assessing risks, including risks associated with customer directed delays and reductions in scheduled deliveries, unfavorable resolutions of claims and contractual matters, judgments associated with estimating contract revenues and costs, and assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. For example, we must make assumptions regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials; whether the intent of entering into multiple contracts was effectively to enter into a single project in order to determine whether such contracts should be combined or segmented; incentives or penalties related to performance on contracts in estimating revenue and profit rates, and record them when there is sufficient information for us to assess anticipated performance; and estimates of award fees in estimating revenue and profit rates based on actual and anticipated awards. Because of the significance of the judgments and estimation processes involved in accounting for our contracts, materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect our future results of operations and financial condition.

Cost growth on contracts that is not recoverable from our customers exposes us to reduced profitability and the potential loss of future business.

Our operating income is adversely affected when we incur certain contract costs or certain increases in contract costs that cannot be billed to customers. This cost growth can occur if estimates to complete increase due to technical challenges, manufacturing difficulties or delays, or workforce-related issues, or if initial estimates used for calculating the contract cost were incorrect. The cost estimation process requires significant judgment and expertise. Reasons for cost growth may include unavailability or reduced productivity of labor, the nature and complexity of the work to be performed, the timeliness and availability of materials, major subcontractor performance and quality of their products, the effect of any delays in performance, availability and timing of funding from the customer, natural disasters and the inability to recover any claims included in the estimates to complete. A significant change in cost estimates on one or more programs could have a material adverse effect on our financial position, results of operations or cash flows.

Most of our contracts are fixed-price contracts or flexibly priced contracts. Our risk varies with the type of contract. Flexibly priced contracts include both cost-plus and time-and-material contracts. Due to their nature, fixed-price contracts inherently have more risk than flexibly priced contracts. Approximately 53% of our total revenue was derived from fixed-price contracts for the year ended December 31, 2014. We typically enter into fixed-price contracts where costs can be reasonably estimated based on experience. In addition, our contracts contain provisions relating to cost controls and audit rights. If the terms specified in our contracts are not met, then profitability may be reduced. Fixed-price development work comprises a small portion of our firm fixed-price contracts and inherently has more uncertainty as to future events than production contracts and therefore more variability in estimates of the costs to complete the development stage. As work progresses through the development stage into production, the risks associated with estimating the total costs of the contract are generally reduced. In addition, successful performance of firm fixed-price development contracts that include production units is subject to our ability to control cost growth in meeting production specifications and delivery rates. While management uses its best judgment to estimate costs associated with fixed-price development contracts, future events could result in either upward or downward adjustments to those estimates.

Under cost-plus contracts the allowable costs incurred by the contractor are subject to reimbursement plus a fee that represents profit. We enter into cost-plus contracts for development programs with complex design and technical challenges. These cost-plus programs typically have award or incentive fees that are subject to uncertainty and may be earned over extended periods. In these cases the associated financial risks are primarily in lower profit rates or program cancellation if cost, schedule, or technical performance issues arise.

Our earnings and margins may vary based on the mix of our contracts and programs, our performance, and our ability to control costs.

Our earnings and margins may vary depending on the types and timing of long-term government contracts undertaken, the nature of the products produced or services performed under those contracts, the costs incurred in performing the work, the achievement of other performance objectives, and the stage of performance at which the right to receive fees is finally determined (particularly under award and incentive fee contracts).

Our backlog includes a variety of contract types which are intended to address changing risk and reward profiles as a program matures. Contract types include fixed price, cost-plus, fixed-price incentive, and time-and-material contracts. Under fixed-price contracts, we receive a fixed price despite the actual costs we incur. We have to absorb any costs in excess of the fixed price. Under cost-plus contracts, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance-based. In these cases, the associated financial risks primarily relate to a reduction in fees, and the program could be cancelled if cost, schedule, or technical performance issues arise. Under a fixed-price incentive contract, the allowable costs incurred are eligible for reimbursement, but are subject to a cost-share limit which affects profitability. If our costs exceed the contract target cost or are not allowable under the applicable regulations, we may not be able to obtain reimbursement for all costs incurred and may have our fees reduced or eliminated. Under time-and-material contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses.

Contracts for development programs that have complex design and technical challenges are typically cost-plus. Other contracts in backlog are for the transition from development to production (e.g., Low Rate Initial Production), which includes the challenge of starting and stabilizing a manufacturing production and test line while the final design is being validated. These may be fixed price, cost-plus or fixed-price incentive contracts. There are also contracts for production as well as operations and maintenance of the delivered products that have the challenge of achieving a stable production and delivery rate, while maintaining operability of the product after delivery. These contracts are mainly fixed-price, although some operations and maintenance contracts are time-and-material contracts.

The failure to perform to customer expectations and contract requirements may result in reduced fees or claims made against us by our customers and affect our financial performance in that period. Under each type of contract, if we are unable to control costs, our operating results could be adversely affected, particularly if we are unable to justify an increase in contract value to our customers. Cost overruns or the failure to perform on existing programs also may adversely affect our ability to retain existing programs and win future contract awards.

Our earnings and margins depend, in part, on our ability to perform under contracts.

When agreeing to contractual terms, our management makes assumptions and projections about future conditions and events, many of which extend over long periods. These projections assess the productivity and availability of labor, the complexity of the work to be performed, the cost and availability of materials, the impact of delayed performance, and the timing of product deliveries. If there is a significant change in one or more of these circumstances or estimates, or if we face unanticipated contract costs, the profitability of one or more of these contracts may be adversely affected.

Our earnings and margins depend, in part, on subcontractor performance as well as raw material and component availability and pricing.

We rely on other companies to provide raw materials and major components for our products and we rely on subcontractors to produce hardware elements and sub-assemblies and perform some of the services that we provide to our customers. Disruptions or performance problems caused by our subcontractors and vendors could have an adverse effect on our ability to meet our commitments to customers. Our ability to perform our obligations as a prime contractor could be adversely affected if one or more of the vendors or subcontractors are unable to provide the agreed-upon products or materials or perform the agreed-upon services in a timely and cost-effective manner.

Our costs may increase over the term of our contracts. Through cost escalation provisions contained in some of our contracts, we may be protected from increases in material costs to the extent that the increases in our costs are in line with industry indices. However, the difference in basis between our actual material costs and these indices may expose us to cost uncertainty even with these provisions. A significant delay in supply deliveries of our key raw materials required in our production processes could have a material adverse effect on our financial position, results of operations, or cash flows.

In connection with our government contracts, we are required to procure certain materials, components and parts from supply sources approved by the U.S. Government. There are currently several components for which there may be only one supplier. The inability of a sole source supplier to meet our needs could have a material adverse effect on our financial position, results of operations, or cash flows.

Our international business exposes us to additional risks.

Our international business constituted approximately 19% of total revenue for the year ended December 31, 2014. We are subject to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in administrative, civil, or criminal liabilities and could, in the extreme case, result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on us. Changes in regulation or political environment may affect our ability to conduct business in foreign markets, including investment, procurement and repatriation of earnings.

The services and products we provide internationally, including through the use of subcontractors, are sometimes in countries with unstable governments, in areas of military conflict or at military installations. This increases the risk of an incident resulting in damage or destruction to our products or resulting in injury or loss of life to our employees, subcontractors or other third parties. We maintain insurance to mitigate risk and potential liabilities related to our international operations, but our insurance coverage may not be adequate to cover these claims and liabilities and we may bear substantial costs arising from those claims. The impact of these factors is difficult to predict, but any one or more of them could adversely affect our financial position, results of operations, or cash flows.

Our future success depends, in part, on our ability to develop new products and new technologies and maintain technologies, facilities, equipment and a qualified workforce to meet the needs of current and future customers.

The markets in which we operate are characterized by changing technologies. The product, program and service needs of our customers change and evolve regularly. Accordingly, our success in the competitive defense industry depends upon our ability to develop and market our products and services. If we fail to maintain our competitive position, we could lose a significant amount of future business to our competitors, which would have a material adverse effect on our ability to generate favorable financial results and maintain market share.

Our operating results are heavily dependent upon our ability to attract and retain sufficient personnel with requisite skills and/or security clearances. If qualified personnel become scarce, we could experience higher labor, recruiting or training costs in order to attract and retain such employees or could experience difficulty in performing under our contracts if the needs for such employees are unmet.

Unforeseen environmental issues could have a material adverse effect on our financial position, results of operations, or cash flows.

Our operations are subject to and affected by many federal, state, local and foreign environmental laws and regulations. In addition, we could be affected by future environmental laws or regulations, including, for example, new restrictions on materials used in our operations. Compliance with current and future environmental laws and regulations currently requires and is expected to continue to require significant operating and capital costs.

Environmental laws and regulations may authorize substantial fines and criminal sanctions as well as facility shutdowns to address violations, and may require the installation of costly pollution control equipment or operational changes to limit emissions or discharges. We also incur, and expect to continue to incur, costs to comply with current environmental laws and regulations related to remediation of conditions in the environment. In addition, if violations of environmental laws result in our, or in one or more facilities, being placed on the “Excluded Parties List” maintained by the General Services Administration, we could become ineligible to receive certain contracts, subcontracts and other benefits from the federal government or to perform work under a government contract or subcontract at any listed facility. Generally, such ineligibility would continue until the basis for the listing has been appropriately addressed.

Developments such as the adoption of new environmental laws and regulations, stricter enforcement of existing laws and regulations, violations by us of such laws and regulations, discovery of previously unknown or more extensive contamination, litigation involving environmental impacts, our inability to recover costs associated with any such developments under previously priced contracts, or financial insolvency of other responsible parties could in the future have a material adverse effect on our financial position, results of operations, or cash flows.

We rely on our information systems in our operations. Security breaches and other disruptions could adversely affect our business and results of operations.

As a U.S. defense contractor, we face certain security threats, including cyber-security threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. Cyber-security threats are evolving and include, among others, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. The unavailability of our information systems, the failure of these systems to perform as anticipated for any reason or any significant breach of security could disrupt our operations, lead to financial losses from remedial actions, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity.

Our systems are decentralized, which presents various risks, including the risk that we may be slower or less able to identify or react to problems affecting a key business than we would be in a more centralized environment. In addition, “company-wide” business initiatives, such as the integration of information technology systems, or the formation of a technology system impacting different parts of our business, are often more challenging and costly to implement, and their risk of failure higher, than they would be in a more centralized environment. Depending on the nature of the initiative in question, such failure could materially adversely affect our business, financial condition or results of operations.

Misconduct of our employees, subcontractors, agents and business partners could cause us to lose customers or our ability to obtain new contracts.

Misconduct, fraud or other improper activities by our employees, subcontractors, agents or business partners could have a significant adverse impact on our business and reputation. Such misconduct could include the failure to comply with federal, state or local government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customer’s sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation. Other examples of potential misconduct include falsifying time or other records and violations of the Anti-Kickback Act. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could subject us to fines and penalties, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, our reputation and our future results.

We may be unable to adequately protect our proprietary information, trade secrets and intellectual property rights, which could affect our ability to compete.

We own many U.S. and foreign patents, trademarks, copyrights, and other forms of intellectual property. The U.S. Government has rights to use certain intellectual property that we develop in performance of government contracts, and it may use or authorize others to use such intellectual property. Our intellectual property is subject to challenge, invalidation, misappropriation or circumvention by third parties.

We also rely significantly upon proprietary technology, information, processes and know-how that are not protected by patents. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors and other parties, as well as through other security measures. These agreements and security measures may not provide meaningful protection for our unpatented proprietary information. In the event of an infringement of our intellectual property rights, a breach of a confidentiality agreement or divulgence of proprietary information, we may not have adequate legal remedies to maintain our intellectual property. Litigation to determine the scope of intellectual property rights, even if ultimately successful, could be costly and could divert management’s attention away from other aspects of our business. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

In some instances, we have licensed the proprietary intellectual property of others, but we may be unable in the future to secure the necessary licenses to use such intellectual property on commercially reasonable terms.

PROSPECTUS

Harris Corporation

Debt Securities, Preferred Stock, Common Stock,

Depositary Shares and Warrants

By this prospectus, we may offer from time to time securities, which may include:

•	debt securities

•	shares of preferred stock

•	shares of common stock

•	fractional interests in shares of preferred stock represented by depositary shares

•	warrants to purchase debt securities

•	warrants to purchase shares of preferred stock

•	warrants to purchase shares of common stock

When we decide to sell particular securities, we will provide you with the specific terms and the public offering price of the securities we are then offering in one or more prospectus supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities. The prospectus supplement may add to, change or update information contained in this prospectus. The prospectus supplement may also contain important information about U.S. Federal income tax consequences. You should read this prospectus, together with any prospectus supplements and information incorporated by reference in this prospectus and any prospectus supplements, carefully before you decide to invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “HRS.” Any common stock sold pursuant to this prospectus or any prospectus supplement will be listed on that exchange, subject to official notice of issuance. Each prospectus supplement to this prospectus will contain information, where applicable, as to any other listing on any national securities exchange of the securities covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangement with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” on page 7 of this prospectus and in any prospectus supplement and in the documents incorporated by reference in this prospectus and in any prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 27, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or other offering material filed or provided by us. We have not authorized anyone to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or a prospectus supplement or any such other offering material is accurate as of any date other than the date on the front of this prospectus or such prospectus supplement or any such other offering material, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” utilizing a “shelf” registration process or continuous offering process, which allows us to offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will describe the specific terms of the securities we are then offering. Each prospectus supplement will also contain specific information about the terms of the offering it describes, including the specific amounts, prices and terms. That prospectus supplement may include additional risk factors about us and the terms of that particular offering. Prospectus supplements may also add to, change or update the information contained in this prospectus. In addition, as we describe in the section entitled “Where You Can Find More Information,” we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us and our subsidiaries. Before you decide whether to invest in any of these securities, you should read this prospectus, the prospectus supplement that further describes the offering of these securities and the information we file with the SEC.

In this prospectus, references to “company,” “we,” “us,” “our” and “Harris” refer to Harris Corporation and do not include any of its subsidiaries in the context of the issuer of securities. In other contexts, references to “company,” “we,” “us,” “our” and “Harris” may also include subsidiaries of Harris Corporation. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. References to “securities” refer collectively to the debt securities, preferred stock, common stock, depositary shares and warrants offered by this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Some of the information that you may want to consider in deciding whether to invest in the securities is not included in this prospectus, but rather is “incorporated by reference” to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus is considered part of this prospectus, except for any information that is superseded, and contains important business and financial information.

We incorporate by reference the following documents which have been filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended June 29, 2012, including portions of our Proxy Statement for our 2012 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 28, 2012 and December 28, 2012; and

•

our Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the SEC on July 25, 2012 (as amended on July 26, 2012), July 26, 2012, August 20, 2012, August 23, 2012, August 29, 2012, October 4, 2012, October 31, 2012, December 11, 2012, and February 8, 2013, and the amendment filed on December 11, 2012 to our Current Report on Form 8-K filed May 1, 2012.

All documents and reports that we file with the SEC (other than any portions of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” from the date of this prospectus until the termination of the offering under this prospectus shall be deemed to be incorporated by reference in this prospectus. The information contained on our website (http://www.harris.com) is not incorporated in this prospectus or in any prospectus supplement.

We will provide without charge to each person, including any beneficial owner of securities offered under this prospectus, to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this prospectus. You should direct any such requests to us at the following address:

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

Attention: Secretary

You may also request such documents by calling our Secretary at (321) 727-9100.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or to the documents incorporated by reference therein, each such statement being qualified in all material respects by such reference.

Any statement made in a document incorporated by reference or deemed incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website (http://www.sec.gov). You may also read and copy any document we file with the SEC at its public reference room:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet website at http://www.harris.com. However, the information on our website is not part of this prospectus or any prospectus supplement.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act,” and Section 21E of the Exchange Act, that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove correct, could cause our results to differ materially from those expressed in or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements concerning: our plans, strategies and objectives for future operations; new products, services or developments; future economic conditions, performance or outlook; the outcome of contingencies; the potential level of share repurchases; the value of our contract awards and programs; expected cash flows or capital expenditures; our beliefs or expectations; activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future; and assumptions underlying any of the foregoing. Forward-looking statements may be identified by their use of forward-looking terminology, such as “believes,” “expects,” “may,” “should,” “would,” “will,” “intends,” “plans,” “estimates,” “anticipates,” “projects” and similar words or expressions. You should not place undue reliance on these forward-looking statements, which reflect our management’s opinions only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document, and are not guarantees of future performance or actual results.

Factors that might cause our results to differ materially from those expressed in or implied by these forward-looking statements include, but are not limited to:

•

We depend on U.S. Government customers for a significant portion of our revenue, and the loss of this relationship or a shift in U.S. Government funding priorities could have adverse consequences on our future business.

•

We depend significantly on U.S. Government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business.

•	We enter into fixed-price contracts that could subject us to losses in the event of cost overruns or a significant increase in inflation.

•

We could be negatively impacted by a security breach, through cyber attack, cyber intrusion or otherwise, or other significant disruption of our information technology (“IT”) networks and related systems or of those we operate for certain of our customers.

•	We derive a significant portion of our revenue from international operations and are subject to the risks of doing business internationally, including fluctuations in currency exchange rates.

•	Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners.

•	We may not be successful in obtaining the necessary export licenses to conduct certain operations abroad, and Congress may prevent proposed sales to certain foreign governments.

•

The continued effects of the general downturn and weakness in the global economy and the U.S. Government’s budget deficits and national debt and potential sequestration could have an adverse impact on our business, operating results or financial condition.

•	Our future success will depend on our ability to develop new products, services and technologies that achieve market acceptance in our current and future markets.

•	We participate in markets that are often subject to uncertain economic conditions, which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures.

•

We cannot predict the consequences of future geo-political events, but they may adversely affect the markets in which we operate, our ability to insure against risks, our operations or our profitability.

•	We have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties.

•

Disputes with our subcontractors and the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, could cause our products or services to be produced or delivered in an untimely or unsatisfactory manner.

•

Third parties have claimed in the past and may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and third parties may infringe upon our intellectual property rights.

•

The outcome of litigation or arbitration in which we are involved is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial condition and results of operations.

•	We face certain significant risk exposures and potential liabilities that may not be covered adequately by insurance or indemnity.

•	Changes in our effective tax rate may have an adverse effect on our results of operations.

•	We have significant operations in locations that could be materially and adversely impacted in the event of a natural disaster or other significant disruption.

•

Changes in the regulatory framework under which our managed satellite and terrestrial communications solutions operations are operated could adversely affect our business, financial condition and results of operations.

•

We rely on third parties to provide satellite bandwidth for our managed satellite and terrestrial communications solutions, and any bandwidth constraints could harm our business, financial condition and results of operations.

•

Changes in future business or other market conditions could cause business investments and/or recorded goodwill or other long-term assets to become impaired, resulting in substantial losses and write-downs that would reduce our results of operations.

•	We must attract and retain key employees, and failure to do so could seriously harm us.

•	The risks described from time to time in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and other filings under the Exchange Act.

Additional risks and uncertainties not known to us or that we currently believe not to be material also may adversely impact our business, results of operations, financial condition and cash flows. Should any risks or uncertainties develop into actual events, these developments could have a material adverse effect on our business, results of operations, financial condition and cash flows. Forward-looking statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act, and we undertake no obligation, other than imposed by law, to update forward-looking statements to reflect further developments or information obtained after the date of this prospectus or, in the case of any document incorporated by reference, the date of that document, and disclaim any obligation to do so. Forward-looking statements involve a number of risks or uncertainties including, but not limited to, the risks referred to under the heading “Risk Factors” on page 7 of this prospectus. All forward-looking statements are qualified by, and should be read in conjunction with, these risk factors.

ABOUT HARRIS

Harris Corporation, together with its subsidiaries, is an international communications and information technology company serving government and commercial markets in more than 125 countries. We are dedicated to developing best-in-class assured communications® products, systems and services for global markets, including RF communications, integrated network solutions and government communications systems.

Harris Corporation was incorporated in Delaware in 1926 as the successor to three companies founded in the 1890s. Our principal executive offices are located at 1025 West NASA Boulevard, Melbourne, Florida 32919, and our telephone number is (321) 727-9100. Our common stock is listed on the New York Stock Exchange under the symbol “HRS.”

We structure our operations primarily around the products and services we sell and the markets we serve, and we report the financial results of our operations in the following three reportable operating segments:

•	Our RF Communications segment, comprised of (i) U.S. Department of Defense and International Tactical Communications and (ii) Public Safety and Professional Communications;

•	Our Integrated Network Solutions segment, comprised of (i) IT Services, (ii) Harris CapRock Communications and (iii) Healthcare Solutions; and

•	Our Government Communications Systems segment, comprised of (i) Civil Programs, (ii) National Intelligence Programs and (iii) Defense Programs.

Our RF Communications segment is a global supplier of secure tactical radio communications and embedded high-grade encryption solutions for military, government and commercial organizations and also of secure communications systems and equipment for public safety, utility and transportation markets. Our Integrated Network Solutions segment addresses the fast-growing global market for integrated communications and information technology services and provides a variety of trusted networking capabilities to support government, energy, maritime and healthcare customers, including mission-critical end-to-end IT services, managed satellite and terrestrial communications solutions and standards-based healthcare interoperability solutions. Our Government Communications Systems segment conducts advanced research and develops, produces, integrates and supports advanced communications and information systems that solve the mission-critical challenges of our civilian, intelligence and defense government customers worldwide, primarily the U.S. Government.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under Item 1A. “Risk Factors” included in our most recently filed Annual Report on Form 10-K, as amended and supplemented by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is set forth below.

We compute the ratio of earnings to fixed charges by dividing (i) earnings, which consist of income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less interest capitalized during the period and undistributed earnings in equity investments, by (ii) fixed charges, which consist of interest expense, interest capitalized during the period and the portion of rental expense under operating leases estimated to be representative of the interest factor.

Our fixed charges do not include any dividend requirements with respect to preferred stock because, as of the date of this prospectus and for the five preceding fiscal years and the two fiscal quarters ended December 28, 2012, we have had no preferred stock outstanding.

	Two Quarters Ended	Year Ended
	December 28, 2012	June 29, 2012	July 1, 2011	July 2, 2010	July 3, 2009	June 27, 2008
Ratio of earnings to fixed charges	7.62x	8.06x	10.01x	11.99x	13.31x	10.90x

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by this prospectus for some or all of the following purposes:

•	repayment or refinancing of a portion of our existing short-term and long-term debt;

•	capital expenditures;

•	additional working capital;

•	acquisitions; and

•	other general corporate purposes.

Our management will retain broad discretion in the allocation of the net proceeds from the sale of these securities. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing instruments or other investment-grade securities or use the net proceeds to reduce our short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities and provisions of the indentures that will govern the debt securities, and is not complete. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of September 3, 2003, between us and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. This indenture is referred to as the “senior indenture.” The subordinated debt securities will be issued under an indenture dated as of September 3, 2003 between us and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. This indenture is referred to as the “subordinated indenture.” The senior indenture and the subordinated indenture are together called the “indentures.”

The following is a summary of the most important provisions of the indentures. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of each indenture. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Unless either the senior indenture or the subordinated indenture is specified, section references below are to the section in each indenture. The indentures are incorporated by reference. We encourage you to read our indentures because the applicable indenture and not this description sets forth your rights as a holder of our debt securities. In this section, unless otherwise indicated or the context otherwise requires, references to “Harris,” “we,” “us” or “our” refer solely to Harris Corporation and not its subsidiaries.

General Terms

Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated to all senior indebtedness as described below. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, our rights and the rights of our creditors, including holders of senior debt securities and subordinated debt securities, to participate in the assets of any subsidiary will be subject to the prior claims of the creditors of such subsidiary.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	the maturity date or dates or the method by which any such date shall be determined;

•	the interest rate or rates, or the method of determining those rates;

•	the places where payments may be made;

•	any mandatory or optional redemption provisions;

•	any sinking fund or analogous provisions;

•	the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

•	any deletions of, or changes or additions to, the events of default or covenants as they apply to the series;

•	whether the provisions of the indenture described under “—Satisfaction and Discharge; Defeasance” will be applicable to the series of debt securities;

•

if other than U.S. dollars, the currency, currencies or composite currencies in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•

whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	any conversion or exchange provisions; and

•	any other specific terms of the debt securities not inconsistent with the applicable indenture.

(Section 2.03)

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Unless we otherwise specify in the prospectus supplement, the debt securities will be registered debt securities denominated in U.S. dollars issued in denominations of $1,000 or an integral multiple of $1,000.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

The designated security registrar in the United States for the senior debt securities and the subordinated debt securities is The Bank of New York Mellon Trust Company, N.A., located at 10161 Centurion Parkway N., 2nd Floor, Jacksonville, Florida 32256. The Bank of New York Mellon Trust Company, N.A. maintains an affiliate agency in the Borough of Manhattan, the City and State of New York, located at 101 Barclay Street, Floor 8W, New York, New York 10286.

In the event of any redemption in part of any series of debt securities, we will not be required to:

•	register the transfer of, or exchange, any debt securities of that series for a period of 15 days before the day of mailing of the relevant notice of redemption; or

•	register the transfer of, or exchange, any security selected for redemption, in whole or in part, except the unredeemed portion of any security being redeemed in part. (Section 2.08)

Payment and Paying Agent

We will make payments on the debt securities at the respective times and places and in the manner mentioned in the debt securities and in the applicable indenture. We will pay interest upon global securities by wire transfer of immediately available funds to the depository for those global securities. We will pay the interest on debt securities in definitive registered form, other than interest payable at maturity (or on the date of redemption if the debt security is redeemed by us before maturity), by check mailed to the address of the person entitled to payment as shown on the security register. We will pay principal and interest at maturity or upon redemption in immediately available funds against presentation and surrender of the debt security. With respect to a holder of $10 million or more in aggregate principal amount of debt securities in definitive registered form, however, that holder may receive payments of interest by wire transfer of immediately available funds upon written request to the applicable trustee or the paying agent as provided in the form of debt security. The applicable trustee will cancel all debt securities when and as paid. (Section 5.01)

If we issue debt securities in definitive registered form, we will at all times until the payment of the principal of those debt securities maintain an office or agency in the Borough of Manhattan, the City and State of New York, where a holder may present debt securities for transfer and exchange as provided in the applicable indenture, where a holder may present those debt securities for payment, and where a holder may serve notices or demands in respect of those debt securities or of the applicable indenture. If we at any time do not maintain such an office or agency, or fail to give notice to the applicable trustee of any change in the location of such office or agency, holders may make presentation and demand and may serve notice in respect of the debt securities or of the applicable indenture at the corporate trust office of the applicable trustee. In addition to such office or agency, we may from time to time designate one or more other offices or agencies where a holder may present the debt securities for any or all of the purposes specified above, and we may constitute and appoint one or more paying agents for the payment of those debt securities in one or more other cities, and may from time to time rescind those designations and appointments. No such designation, appointment or rescission, however, will in any manner relieve us of our obligation to maintain such office and agency in the Borough of Manhattan, when and for the purposes mentioned above. Subject to the provisions of the applicable indenture, the applicable trustee will not be liable or responsible for the application of any funds transmitted to or held by any paying agent (other than itself) for the purpose of paying debt securities. If funds transmitted to or held by any paying agent for such purpose are not applied to such purpose, we will furnish the applicable trustee or a paying agent with funds to be applied to the payment of debt securities equal to the funds not so applied by such other paying agent. (Section 5.02)

Subject to the requirements of applicable abandoned property laws, the trustee and paying agent shall pay to us any money held by them for payments on the debt securities that remain unclaimed for two years after the amount became due and payable. After payment to us, holders entitled to the money must look to us for payment as general creditors. In that case, all liability of the trustee or paying agent with respect to that money will cease. (Section 5.08)

Our paying agent in the United States for the senior debt securities and the subordinated debt securities is The Bank of New York Mellon Trust Company, N.A., located at 10161 Centurion Parkway N., 2nd Floor, Jacksonville, Florida 32256. The Bank of New York Mellon Trust Company, N.A. maintains an affiliate agency in the Borough of Manhattan, the City and State of New York, located at 101 Barclay Street, Floor 8W, New York, New York 10286.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities. Unless we specify otherwise in the applicable prospectus supplement, the following terms will apply to global securities issued by us. The Depository Trust Company (or “DTC”), New York, New York, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Subject to any requirement of DTC to issue multiple certificates, one fully-registered security certificate will be issued for each issue of debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

According to its most recent annual report, DTC holds and provides asset servicing for more than 3.5 million securities issues, including securities issued in the U.S. and more than 120 foreign countries and territories that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com; the information contained on that website is not incorporated in this prospectus or in any prospectus supplement.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which receive a credit for such debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, principal, interest and premium payments, if any, on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest and premiums, if any, on the debt securities to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

If (i) DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, (ii) we in our sole discretion determine not to have the debt securities represented by one or more global securities or (iii) an event of default with respect to the debt securities has occurred and is continuing, we will issue individual debt securities in exchange for the global security or securities representing the debt securities. Individual debt securities will be issued in denominations of $1,000 and integral multiples thereof.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

Practical Implications of Holding Debt Securities in Street Name

Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes additional fees or charges;

•	how it would handle voting and related issues if such issues were to arise;

•	how it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

•	whether and how it would react on other matters which are important to persons who hold debt securities in “street name.”

Redemption

We may redeem some or all of the debt securities at our option subject to the terms and conditions described in the prospectus supplement relating to that series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (Article Three)

If we elect to redeem less than all of the debt securities of a series, then the trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair. (Section 3.02)

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the debt securities to be redeemed. The notice of redemption will state, among other things, the series of debt securities to be redeemed, the amount of debt securities to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of debt securities to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or the portions called for redemption. (Sections 3.02 and 3.03)

Limitation on Consolidation, Merger and Certain Sales or Transfers of Assets

The indentures provide that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into any other person, or sell or transfer all or substantially all our properties and assets to any other person, unless:

•

the person formed by or resulting from any such consolidation or merger, or which has received the transfer of all or substantially all of our property and assets, will assume the due and punctual performance and observance of all of the covenants and conditions to be performed or observed by us under the applicable indenture; and

•

we, such person or such successor person, as the case may be, immediately after such consolidation, merger, sale or transfer, will not be in default in the performance of any covenant or condition under the applicable indenture.

In addition, the senior indenture provides that we may not engage in such a consolidation, merger, sale or transfer if, upon such transaction becoming effective, any of our property or assets would become or be subject to any mortgage or other lien (an “additional lien”), other than liens existing thereon prior thereto and certain liens permitted under the covenant described under “—Additional Terms Applicable to Senior Debt Securities—Covenants in the Senior Indenture—Limitation on Liens,” unless (i) prior to such consolidation, merger, sale or transfer all of the outstanding debt securities under the senior indenture shall be directly secured (equally and ratably with any of our other indebtedness then entitled thereto) by a mortgage or other lien ranking prior to such additional lien, in form satisfactory to the trustee under the senior indenture, on all of our property and assets, and accretions thereto, which would, upon such consolidation, merger, sale or transfer, become subject to such additional lien, such mortgage or other lien securing the debt securities under the senior indenture to be effective for so long as such property and assets shall remain subject to such additional lien, or (ii) we make effective provision whereby all debt securities under the senior indenture outstanding immediately after such consolidation, merger, sale or transfer will be secured directly by a mortgage or other lien in a form satisfactory to the trustee under the senior indenture equally and ratably with (or prior to) any and all obligations, indebtedness and claims secured by such additional lien, upon our property and assets (or the property and assets of the person resulting from or surviving such consolidation or merger, if not us, or the person to which such sale or transfer shall have been made, as the case may be) as are subject to such additional lien, such mortgage or other lien securing the debt securities to be effective for so long as such property and assets shall remain subject to such additional lien. (Section 12.01)

In the event of any such sale or transfer (other than a transfer by way of lease), we, or any successor person that has become a successor person in the manner described in the applicable indenture and assumes our obligations under the indenture and subsequently consummates a permitted sale or transfer (other than a transfer by way of lease), will be discharged from all obligations and covenants under the indenture and the debt securities. (Section 12.02)

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

•	we fail to pay interest on any debt securities of the series for a period of 30 days after payment is due;

•	we fail to pay the principal of, or any premium on, any debt securities of that series when due;

•

we fail to comply with any other agreements contained in the debt securities of that series or the applicable indenture for 90 days after being given notice from the trustee or after notice has been given to us and the trustee from the holders of 25% of the outstanding debt securities of such series;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•

we default under any mortgage, indenture or instrument related to any of our indebtedness (other than debt securities of the series) which default either (i) is caused by a failure to pay when due any principal of such indebtedness the principal amount of which, together with the principal amount of any other such indebtedness under which there is a payment default, aggregates $50 million or more within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or (ii) results in such indebtedness aggregating $50 million or more becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such payment default is not cured or such acceleration is not rescinded or annulled within 10 days after written notice to us by the applicable trustee or to us and the applicable trustee by holders of at least 25% in aggregate principal amount of such series of debt securities then outstanding.

(Section 7.01)

A prospectus supplement may describe whether we have entered into a supplemental indenture that will omit, modify or add to the foregoing events of default.

An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 7.01)

Each indenture requires the trustee under that indenture to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived under that indenture. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 7.07)

Each indenture provides that if an event of default for any series of debt securities other than an event of default relating to bankruptcy, insolvency or reorganization occurs and is continuing, either the trustee under that indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under that indenture by notice in writing to us (and to the trustee if given by the holders) may declare the principal amount plus accrued and unpaid interest, if any, of the debt securities of such series to be due and payable immediately; provided, however, that after such acceleration but before a judgment or decree based on the event of default is obtained, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding, under certain circumstances, may rescind such acceleration if all events of default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the applicable indenture. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest, if any, on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder of those debt securities. The same provisions regarding rescission of an acceleration apply to events of default relating to events of bankruptcy, insolvency and reorganization. (Section 7.01)

A holder of debt securities of any series may pursue a remedy under the applicable indenture only if:

•	the holder gives the applicable trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of that series then outstanding make a written request to the trustee to pursue the remedy;

•	such holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of that series then outstanding do not give the trustee a direction inconsistent with the request.

This provision, however, does not affect the right of a holder of debt securities to sue for enforcement of payment of the principal of or interest on the holder’s debt securities on or after the respective due dates expressed in its debt security. (Section 7.04)

The trustee will be entitled under each indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to perform any duty or exercise any right or power under the indenture at the direction of the holders of the debt securities or that requires the trustee to expend or risk its own funds or otherwise incur any financial liability. Each indenture also provides that a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series. The trustee, however, may refuse to follow any such direction that conflicts with law or the applicable indenture, or that the trustee determines in good faith is unduly prejudicial to the rights of other holders or would involve the trustee in personal liability. (Sections 7.04 and 7.06)

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 5.13)

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the Indentures

Together with the trustee, we may modify the indentures without the consent of the holders for one or more of the following purposes:

•

to transfer or pledge to the applicable trustee any property or assets as security for the debt securities of one or more series or add any guarantee in respect of the debt securities of one or more series;

•

to evidence the succession of another corporation to our company, or successive successions, and the assumptions by the successor corporation of our obligations under the applicable indenture with respect to any consolidation, merger or sale transaction related to that succession that is permitted under the applicable indenture;

•

to add to our covenants contained in the applicable indenture for the benefit of the holders of the debt securities, or to surrender any right or power reserved to or conferred upon us in the applicable indenture;

•

to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained in the applicable indenture or in any supplemental indenture, but only if that action does not adversely affect the interests of the holders of the debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•

to evidence the appointment of, and provide for the acceptance of appointment under the applicable indenture, of a successor trustee with respect to the debt securities of one or more series, and to add to or change any of the provisions of the applicable indenture to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

•

to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indentures or any supplemental indenture under the Trust Indenture Act of 1939, which we refer to in this prospectus as the “Trust Indenture Act”, provided that such modification or amendment does not materially and adversely affect the interests of the holders of the debt securities;

•

to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain Federal tax purposes;

•

to make such provisions with respect to matters or questions arising under the applicable indenture as may be necessary or desirable and not inconsistent with that indenture, but only if those other provisions do not adversely affect the interest of the holders of the debt securities; and

•

with respect to the subordinated indenture only, to make any change that would limit or terminate the rights of any holder of senior indebtedness under the subordination provisions (subject to any required approval of the holders of such senior indebtedness).

(Section 11.01)

Together with the trustee, we may also make modifications and amendments to each indenture with respect to a series of debt securities with the consent of the holders of a majority in principal amount of the outstanding debt securities of that series (including consents obtained in connection with a tender offer or exchange offer for the debt securities of that series). However, without the consent of each affected holder, no modification may:

•	extend the fixed maturity of any debt security;

•	reduce the principal, premium (if any) or rate of interest on any debt security or the principal amount due upon acceleration of maturity upon an event of default;

•	extend the time of payment of interest on any debt security;

•	make any debt security payable in money other than that stated in that debt security;

•	change the time at which any debt security may or must be redeemed;

•

reduce the amount of the principal of an original issue discount debt security that would be due and payable upon an acceleration of the maturity thereof under Section 7.01 of the applicable indenture or the amount thereof provable in bankruptcy under Section 7.02 of the applicable indenture;

•	impair or affect the right to enforce any payment after the stated maturity or redemption date of the applicable debt security;

•

waive a default or event of default regarding any payment on the applicable debt securities or, if the applicable debt securities provide therefor, waive any right of repayment at the option of the holder of those debt securities;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture; or

•	with respect to the subordinated indenture only, make any change to the subordination provisions that adversely affects the rights of any holder.

(Section 11.02)

In addition, the subordination provisions of the subordinated indenture cannot be modified to the detriment of any of our senior indebtedness without the consent of the holders of such senior indebtedness. (Sections 11.01 and 11.02 of the Subordinated Indenture)

Satisfaction and Discharge; Defeasance

The indentures will cease to be of further effect with respect to debt securities of any series, except as may otherwise be provided in the applicable indenture or an appropriate prospectus supplement, if we have delivered to the trustee for cancellation all authenticated debt securities of that series (other than destroyed, lost or stolen debt securities and debt securities for whose payment trust funds have been segregated and held in trust as provided in the applicable indenture), paid or caused to be paid all other sums payable under the applicable indenture with respect to those debt securities and have delivered to the trustee an Officers’ Certificate and Opinion of Counsel (each as defined in the indentures) stating that the preceding two conditions have been satisfied. (Section 4.02)

In addition, at any time, we may terminate:

•	our obligations described under “—Additional Terms Applicable to Senior Debt Securities—Covenants in the Senior Indenture” with respect to any series of senior debt securities;

•

the requirements described under “—Limitation on Consolidation, Merger and Certain Sales or Transfers of Assets” with respect to additional liens relating to outstanding senior debt securities of a series; and

•	any other restrictive covenants applicable to outstanding debt securities of a series to the extent described in a prospectus supplement,

if we irrevocably deposit with the trustee as trust funds, cash or U.S. Government securities, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and the interest on the debt securities of that series and all other sums payable by us under the applicable indenture in connection with those debt securities. This type of a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel stating that holders of the debt securities of such series (i) will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge, and (ii) will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred. If we exercise our covenant defeasance option, payment of any series of debt securities may not be accelerated because of an event of default specified in the third “bullet point” under “—Events of Default, Notice and Waiver” with respect to the covenants described under “—Additional Terms Applicable to Senior Debt Securities—Covenants in the Senior Indenture” or any other covenant identified in the applicable prospectus supplement or our failure to comply with the requirements described under “—Limitation on Consolidation, Merger and Certain Sales or Transfers of Assets” with respect to additional liens. (Article Four)

Meetings

The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Article Ten)

A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 20% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series, but a meeting without notice will be valid if the holders of all debt securities of the series are present in person or by proxy and if we and the trustee are present or waive notice. (Sections 10.02 and 10.03)

Replacement of Securities

We will replace debt securities that have been mutilated, but you will have to pay for the replacement, and you will first have to surrender the mutilated debt security to the security registrar. Debt securities that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security, we may also require you, as the holder of the debt security, to indemnify the security registrar and us before we issue any replacement debt security. (Section 2.09)

Governing Law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York without regard to conflicts of laws principles thereof. (Section 13.10)

Regarding the Trustee

We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture. An affiliate of The Bank of New York Mellon Trust Company, N.A., is a lender under our existing credit facilities.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined under the Trust Indenture Act), it must eliminate such conflict or resign.

Additional Terms Applicable to Senior Debt Securities

The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

Covenants in the Senior Indenture

Limitation on Liens. Except as set forth below, so long as any debt securities are outstanding, we will not at any time, directly or indirectly, create, incur, assume or suffer to exist, and we will not suffer or permit any Restricted Subsidiary (as defined below) to create, incur, assume or suffer to exist, except in favor of us or another Restricted Subsidiary, any mortgage, pledge or other lien or encumbrance of or upon any Principal Property (as defined below) or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the senior indenture or thereafter acquired, or of or upon any income or profits therefrom, if after giving effect thereto (but not to any mortgages, pledges, liens or encumbrances described in clauses (1) through (10) below) the aggregate principal amount of indebtedness secured by mortgages, pledges, liens or other encumbrances upon our property and the property of our Restricted Subsidiaries shall be in excess of 5% of Consolidated Net Worth (as defined below), without making effective provision (and we agree that in any such case we will make or cause to be made effective provision) whereby all debt securities then outstanding will be secured by such mortgage, pledge, lien or encumbrance equally and ratably with (or prior to) any and all obligations, indebtedness or claims secured by such mortgage, pledge, lien or encumbrance, so long as any such other obligations, indebtedness or claims shall be so secured.

Nothing in the immediately preceding paragraph shall be construed to prevent us or any Restricted Subsidiary, without so securing the debt securities, from creating, assuming or suffering to exist the following mortgages, pledges, liens or encumbrances:

(1) the following mortgages and liens in connection with the acquisition of property after the date of the senior indenture: (A) (i) any purchase money mortgage or other purchase money lien on any Principal Property acquired after the date of the senior indenture, including conditional sales and other title retention agreements; (ii) any mortgage or other lien on property acquired, constructed or improved after the date of the senior indenture created as security for moneys borrowed (at the time of or within 120 days after the purchase, construction or improvement of such property) to provide funds for the purchase, construction or improvement of such property; or (iii) any mortgage or other lien on any property acquired after the date of the senior indenture that exists at the time of the acquisition thereof and that was not created in connection with or in contemplation of such acquisition; provided in each case that (x) such mortgage or other lien is limited to such acquired property (and accretions thereto) or, in the case of construction or improvements, any theretofore unimproved real property, and (y) the aggregate amount of the obligations, indebtedness or claims secured by such mortgage or other lien does not exceed the cost to us or such Restricted Subsidiary of such acquired property or the value thereof at the time of acquisition, as determined by our Board of Directors, whichever is lower; (B) any mortgage or other lien created in connection with the refunding, renewal or extension of any obligations, indebtedness or claims secured by a mortgage or lien described in clause (A) that is limited to the same property; provided that the aggregate amount of the obligations, indebtedness or claims secured by such refunding, renewal or extended mortgage or other lien does not exceed the aggregate amount thereof secured by the mortgage or other lien so refunded, renewed or extended and outstanding at the time of such refunding, renewal or extension; or (C) any mortgage or other lien to which property acquired after the date of the senior indenture shall be subject at the time of acquisition, if the payment of the indebtedness secured thereby or interest thereon will not become, by assumption or otherwise, a personal obligation of us or a Restricted Subsidiary;

(2) mechanics’, materialmen’s, carriers’ or other similar liens, and pledges or deposits made in the ordinary course of business to obtain the release of any such liens or the release of property in the possession of a common carrier; good faith deposits in connection with tenders, leases of real estate or bids or contracts (other than contracts for the borrowing of money); pledges or deposits to secure public or statutory obligations; deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; and deposits to secure the payment of taxes, assessments, customs duties or other similar charges;

(3) any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable us or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions, social security or similar matters;

(4) the liens of taxes or assessments not at the time due, or the liens of taxes or assessments already due but the validity of which is being contested in good faith and against which adequate reserves have been established;

(5) judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;

(6) easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;

(7) leases and landlords’ liens on fixtures and movable property located on premises leased in the ordinary course of business, so long as the rent secured thereby is not in default;

(8) liens, pledges or deposits made in connection with contracts with or made at the request of any government or any department or agency thereof or made with any prime contractor or subcontractor of any tier in connection with the furnishing of services or property to any government or any department or agency thereof (“Government Contracts”) insofar as such liens, pledges or deposits relate to property manufactured, installed, constructed, acquired or to be supplied by, or property furnished to, us or a Restricted Subsidiary pursuant to, or to enable the performance of, such Government Contracts, or property the manufacture, installation, construction or acquisition of which any government or any department or agency thereof finances or guarantees the financing of, pursuant to, or to enable the performance of, such Government Contracts; or deposits or liens, made pursuant to such Government Contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such Government Contracts, or of or upon any materials or supplies acquired for the purpose of the performance of such Government Contracts; or the assignment or pledge to any person, firm or corporation, to the extent permitted by law, of the right, title and interest of us or a Restricted Subsidiary in and to any Government Contract, or in and to any payments due or to become due thereunder, to secure indebtedness incurred and owing to such person, firm or corporation for funds or other property supplied, constructed or installed for or in connection with the performance by us or such Restricted Subsidiary of our or its obligations under such Government Contract;

(9) any mortgage or other lien securing indebtedness of a corporation that is our successor to the extent permitted by the covenant described under “—Limitation on Consolidation, Merger and Certain Sales or Transfers of Assets,” or securing indebtedness of a Restricted Subsidiary outstanding at the time it became a subsidiary (provided that such mortgage or other lien was not created in connection with or in contemplation of the acquisition of such Restricted Subsidiary), and any mortgage or other lien created in connection with the refunding, renewal or extension of such indebtedness that is limited to the same property, provided that the amount of the indebtedness secured by such refunding, renewal or extended mortgage or other lien does not exceed the amount of indebtedness secured by the mortgage or other lien to be refunded, renewed or extended and outstanding at the time of such refunding, renewal or extension; and

(10) any mortgage or other lien in favor of the U.S. or any state thereof, or political subdivision of the U.S. or any state thereof, or any department, agency or instrumentality of the U.S. or any state thereof or any such political subdivision, to secure indebtedness incurred for the purpose of financing the acquisition, construction or improvement of all or any part of the property subject to such mortgage or other lien, and any mortgage or other lien created in connection with the refunding, renewal or extension of such indebtedness that is limited to the same property, provided that the amount of the indebtedness secured by such refunding, renewal or extended mortgage or other lien does not exceed the amount of indebtedness secured by the mortgage or other lien to be refunded, renewed or extended and outstanding at the time of such refunding, renewal or extension.

(Section 5.11 of the Senior Indenture)

Limitation on Sale and Leaseback Transactions. So long as debt securities of any series are outstanding, we will not, and we will not permit any Restricted Subsidiary to, sell or transfer (other than to us or a wholly-owned Restricted Subsidiary) any Principal Property, whether owned at the date of the senior indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Debt (as defined below) in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 5% of Consolidated Net Worth.

Notwithstanding the foregoing, we or any Restricted Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by our Board of Directors and, within 120 days of such sale,

•

we redeem (if permitted by the terms of the outstanding senior debt securities), at the principal amount thereof together with accrued interest to the date fixed for redemption, such outstanding senior debt securities in an aggregate principal amount equal to such net proceeds;

•	we repay or a Restricted Subsidiary repays other Funded Debt (as defined below) in an aggregate principal amount equal to such net proceeds;

•	we deliver to the trustee, for cancellation, outstanding senior debt securities uncancelled and in transferable form, in an aggregate principal amount equal to such net proceeds; or

•	we apply such net proceeds to the purchase of properties, facilities or equipment to be used for general operating purposes.

(Section 5.10 of the Senior Indenture)

We think it is also important for you to note that the holders of a majority in principal amount of each series of outstanding senior debt securities may waive compliance with each of the above covenants with respect to that series.

Certain Defined Terms

The following terms are defined in the senior indenture:

“Attributable Debt” means, when used with respect to any sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in the term of the lease) of the lessee’s obligation for “net rental payments” during the remaining term of the lease (including any period the lease has been, or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid during such period by the lessee under such lease, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Worth” means our stockholders’ equity and that of our consolidated subsidiaries, as shown on our audited consolidated balance sheet in our latest annual report to our stockholders.

“Funded Debt” means all indebtedness issued, incurred, assumed or guaranteed by us or one of our Restricted Subsidiaries, or for the payment of which we or one of our Restricted Subsidiaries is otherwise primarily or secondarily liable, maturing by its terms more than one year from its date of creation or renewable or refundable at the option of the obligor to a date more than one year from its date of creation.

“Principal Property” means any manufacturing plant located within the U.S. (other than its territories or possessions) and owned or leased by us or any Subsidiary, except any such plant that, in the opinion of our Board of Directors, is not of material importance to the business conducted by us and our Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries that owns or leases a Principal Property. As noted above, the definition of Principal Property does not include foreign facilities.

“Subsidiary” means any corporation of which we, or we and one or more Subsidiaries, directly or indirectly own at the time (i) more than 50% of the outstanding capital stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power in the election of members of the board of directors, managers or trustees of such corporation, and (ii) securities having at such time voting power to elect at least a majority of the members of the board of directors, managers or trustees of such corporation.

Additional Terms Applicable to Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate to the prior payment in full in cash of all senior indebtedness. (Section 14.01 of the Subordinated Indenture)

The term “senior indebtedness” is defined as:

•	any of our indebtedness, whether outstanding on the issue date of the subordinated debt securities of a series or incurred later; and

•

accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent post-filing interest is allowed in such proceeding) in respect of (a) our indebtedness for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which we are responsible or liable;

unless the instrument creating or evidencing these obligations provides that these obligations are not senior or prior in right of payment to the subordinated debt securities; provided, however, that “senior indebtedness” will not include:

•	any of our obligations to our subsidiaries;

•	any liability for Federal, state, local or other taxes owed or owing by us;

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees of these obligations or instruments evidencing such liabilities);

•	any of our indebtedness (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other of our indebtedness or other obligations; or

•	the subordinated debt securities.

There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture.

Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

•	any senior indebtedness is not paid in full in cash when due; or

•

the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full in cash.

We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee. (Section 14.03 of the Subordinated Indenture)

The representatives of the holders of senior indebtedness may notify us and the trustee in writing (a “payment blockage notice”) of a default which can result in the acceleration of that senior indebtedness’ maturity without further notice (except such notice as may be required to effect such acceleration) or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that payment blockage notice (a “payment blockage period”). The payment blockage period will end earlier if such payment blockage period is terminated: (i) by written notice to the trustee and us from the person or persons who gave such payment blockage notice; (ii) because the default giving rise to such payment blockage notice is cured, waived or otherwise no longer continuing; or (iii) because such senior indebtedness has been discharged or repaid in full in cash. Notwithstanding the foregoing, if the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179-day period, we may resume payments on the subordinated debt securities. Not more than one payment blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. No default existing on the beginning date of any payment blockage period initiated by a person or persons may be the basis of a subsequent payment blockage period with respect to the senior indebtedness held by that person unless that default has been cured or waived for a period of not fewer than 90 consecutive days. (Section 14.03 of the Subordinated Indenture)

In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of or similar proceeding relating to us or our property:

•

the holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment; and

•

until the senior indebtedness is paid in full in cash, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness (except that holders of subordinated debt securities may receive certain capital stock and subordinated debt securities). (Section 14.02 of the Subordinated Indenture)

If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 14.05 of the Subordinated Indenture)

After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to such senior indebtedness. (Section 14.06 of the Subordinated Indenture)

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. Furthermore, claims of our subsidiaries’ creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, of our subsidiaries. It is important to keep this in mind if you decide to hold our subordinated debt securities.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of government securities held in trust by the trustee for any series of subordinated debt securities for the payment of principal and interest on such subordinated debt securities pursuant to the defeasance procedures described under “—Satisfaction and Discharge; Defeasance.”

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of Harris or another issuer or property or cash on the terms and subject to the conditions described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

We have summarized some of the terms and provisions of our capital stock in this section. The summary is not complete and is qualified in its entirety by reference to each of the items identified below. You should read our Restated Certificate of Incorporation, our By-laws and the certificate of designation relating to any particular series of preferred stock before you purchase any of our capital stock or securities convertible into shares of our capital stock because those documents and not this description set forth the terms of our capital stock.

Authorized Capital Stock

Under our Restated Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 501,000,000, of which 1,000,000 are shares of preferred stock, without par value, and 500,000,000 are shares of common stock, par value $1.00 per share. As of February 22, 2013, there were 111,111,798 shares of common stock issued and outstanding. As of February 22, 2013, 6,809,267 shares of common stock have been reserved for issuance under outstanding stock options. No shares of preferred stock have been issued. We describe the preferred stock under the heading “Preferred Stock” below.

Common Stock

Voting. The holders of shares of our common stock are entitled to one vote for each share on all matters voted on by our stockholders, and the holders of such shares possess all voting power, except as described below under the headings “Certain Anti-Takeover Provisions of Our Restated Certificate of Incorporation, By-laws and Delaware General Corporation Law—Provisions of Our Restated Certificate of Incorporation Related to Business Combinations” and “—Anti-Greenmail Provisions of Our Restated Certificate of Incorporation,” and except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock. There are no cumulative voting rights, except as described below under the heading “Certain Anti-Takeover Provisions of Our Restated Certificate of Incorporation, By-laws and Delaware General Corporation Law—Provisions of Our Restated Certificate of Incorporation While There is a 40% Shareholder.” Accordingly, the holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect directors.

Dividends and Distributions. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our Board of Directors, the holders of shares of our common stock will be entitled to such dividends as may be declared from time to time by our Board of Directors from funds available therefor, and upon liquidation will be entitled to receive on a pro rata basis all of our assets available for distribution to such holders.

Preferred Stock

Our Board of Directors is authorized without further stockholder approval (except as may be required by applicable law or New York Stock Exchange regulations) to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by our Board of Directors providing for the issuance of such series and as are permitted by the Delaware General Corporation Law. See “Certain Anti-Takeover Provisions of Our Restated Certificate of Incorporation, By-laws and Delaware General Corporation Law—Preferred Stock.” If our Board of Directors elects to exercise this authority, the rights and privileges of holders of shares of our common stock could be made subject to the rights and privileges of any such series of preferred stock.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for a description of the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material Federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

The preferred stock of each series will rank senior to the common stock in priority of payment of dividends, and in the distribution of assets in the event of any liquidation, dissolution or winding up of our affairs, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled.

Upon issuance, the shares of preferred stock will be fully paid and non-assessable, which means that their holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

No Preemptive Rights

No holder of any of our stock of any class authorized has any preemptive right to subscribe for any of our securities of any kind or class.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare.

Certain Anti-Takeover Provisions of Our Restated Certificate of Incorporation, By-laws and Delaware General Corporation Law

General

Our Restated Certificate of Incorporation, our By-laws and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of us that is not approved by our Board of Directors, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us to conduct our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in the best interests of us and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors. Set forth below is a description of the provisions contained in our Restated Certificate of Incorporation, our By-laws and the Delaware General Corporation Law that could impede or delay an acquisition of control of us that our Board of Directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our Restated Certificate of Incorporation and our By-laws, as well as the Delaware General Corporation Law.

Number of Directors; Removal; Filling of Vacancies

Our Restated Certificate of Incorporation and By-laws provide that the number of directors shall not be fewer than eight or more than 13, the exact number to be fixed by resolution of our Board of Directors from time to time. Directors may be removed by stockholders with or without cause.

Our Restated Certificate of Incorporation and By-laws provide that vacancies on the Board of Directors may be filled only by a majority vote of the remaining directors or by the sole remaining director.

Stockholder Action

Our Restated Certificate of Incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. Therefore, stockholders may not act by written consent. Our Restated Certificate of Incorporation and By-laws provide that special meetings of stockholders may be called only by our Board of Directors or, upon the written request of the holders owning of record continuously for a period of at least one year prior to the date of the requested meeting not less than 25% of the voting power of all outstanding shares of our common stock, by our Secretary, subject to certain additional requirements set forth in our By-laws.

Advance Notice for Stockholder Proposals or Nominations at Meetings

Our By-laws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting of stockholders as has been:

•	specified in the notice of the annual meeting given by, or at the direction of, our Board of Directors;

•	brought before the meeting by, or at the direction of, our Board of Directors; or

•

brought before the meeting by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, where such stockholder is a stockholder of record on the date the notice is delivered to our Secretary, is entitled to vote at the meeting on such business and complies with the advance notice procedure of our By-laws.

With respect to a special meeting of the stockholders, only such business may be conducted at the meeting as has been specified in the notice of such special meeting. The person presiding at such annual or special meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election as a director.

To be timely, notice of nominations or other business to be brought before any annual meeting must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of:

•	the close of business on the date 90 days prior to the date of the annual meeting; or

•	the close of business on the tenth day following the date that the annual meeting date is first publicly announced or disclosed.

If we call a special meeting of stockholders for the purpose of electing directors, notice of nominations must be delivered to our Secretary not later than the close of business on the tenth day following the date that the special meeting date and either the names of nominees or the number of directors to be elected is first publicly announced or disclosed.

Any stockholder who gives notice of any nomination of directors or other proposal must provide the following information:

•

whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the stockholder or such beneficial holder of our stock or the matter the notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are referred to as “Interested Persons”);

•	the name and address of all Interested Persons;

•

a complete description of all of our or our subsidiaries’ equity securities and debt instruments, whether held in the form of loans or capital market instruments, beneficially owned by all Interested Persons;

•

whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to us or our subsidiaries, or any of our or our subsidiaries’ respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in our or our subsidiaries’ credit ratings or any of our or our subsidiaries’ respective securities or debt instruments (or, more generally, changes in our or our subsidiaries’ perceived creditworthiness), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof; and

•

a representation that the stockholder is a holder of record of our stock that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice.

Any notice relating to the nomination of directors must also contain:

•	the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	each nominee’s signed consent to serve as a director if elected; and

•	information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.

Any notice with respect to a matter other than the nomination of directors must contain:

•	the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders; and

•	a brief written statement of the reasons the stockholder favors the proposal.

Amendments to By-laws

Our By-laws provide that our Board of Directors or the holders of a majority of the shares of our capital stock entitled to vote at an annual or special meeting of stockholders have the power to amend, alter, change or repeal our By-laws.

Amendment of the Restated Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our Restated Certificate of Incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of our capital stock entitled to vote on such matters, with the exception of certain provisions of our Restated Certificate of Incorporation that require a vote of 80% or more of such voting power.

Provisions of Our Restated Certificate of Incorporation Related to Business Combinations

Our Restated Certificate of Incorporation provides that, in addition to any affirmative vote required by law or any other provision of our Restated Certificate of Incorporation, “business combinations” (generally defined as mergers, consolidations, sales of substantially all assets, issuances or transfers of securities with a fair market value of more than $1.0 million, and other significant transactions) involving us or any of our subsidiaries and involving or proposed by an “interested stockholder” (generally defined for purposes of these provisions as a person who beneficially owns more than 10% of our outstanding voting capital stock, or is an affiliate of ours and who within the prior two years was such a 10% beneficial owner or who has succeeded to any shares of our voting capital stock that were owned by an interested stockholder within the prior two years) or an affiliate of an interested stockholder require the approval of at least 80% of our then outstanding capital stock, voting as a class, provided that business combinations approved by our continuing directors (as defined in our Restated Certificate of Incorporation) or satisfying certain “fair price” and procedure provisions (generally requiring that stockholders receive consideration at least equal to the highest price paid by the interested stockholder for shares of our common stock within the prior two years) are not subject to this 80% vote requirement. Our Restated Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80% of our then outstanding capital stock, voting as a single class.

Anti-Greenmail Provisions of Our Restated Certificate of Incorporation

Our Restated Certificate of Incorporation provides that any purchase by us of shares of our voting capital stock from an “interested shareholder” (generally defined for purposes of these provisions as a person who beneficially owns 5% or more of our outstanding voting capital stock, or a person who is an affiliate of ours and who within the prior two years was such a 5% beneficial owner or who has succeeded to any shares of our voting capital stock that were owned by an interested shareholder within the prior two years) at a price higher than the market price at the time, other than pursuant to an offer to the holders of all outstanding shares of the class, requires the approval of the percentage of our then outstanding voting capital stock at least equal to the sum of the percentage held by the interested shareholder plus a majority of the remaining shares, voting as a single class. Our Restated Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80% of our then outstanding capital stock, voting as a single class.

Provisions of Our Restated Certificate of Incorporation While There is a 40% Shareholder

Our Restated Certificate of Incorporation provides that in any election of directors on or after the date on which any “40% shareholder” (generally defined for purposes of these provisions as a person who beneficially owns 40% or more of our outstanding voting capital stock, or a person who is an affiliate of ours and who within the prior two years was such a 40% beneficial owner or who has succeeded to any shares of our voting capital stock that were owned by an interested shareholder within the prior two years) becomes a 40% shareholder, and until such time as no 40% shareholder any longer exists, there shall be cumulative voting for the election of directors so that any holder of our voting capital stock will be entitled to as many votes as shall equal the number of directors to be elected multiplied by the number of votes to which the holder would otherwise be entitled and such holder may cast all of such votes for a single director, or distribute such votes among as many candidates as such holder sees fit. In any such election of directors, one or more candidates may be nominated by a majority of our disinterested directors. With respect to any person so nominated, or nominated by a person who is the beneficial owner of shares of our voting capital stock having a market price of at least $100,000, we are required to include certain information with respect to such nominees (generally on equal terms with other nominees of our Board of Directors and management) in our proxy statement or other materials with respect to the election of directors. Our Restated Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80% of our then outstanding capital stock, voting as a single class.

Preferred Stock

Our Restated Certificate of Incorporation authorizes our Board of Directors to issue one or more series of preferred stock by resolution and to determine, with respect to any series of preferred stock, the terms and rights of such series. We believe that the availability of preferred stock provides us with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs that might arise. Having such authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as the authorized shares of our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which our securities may be listed. Although our Board of Directors has no intention at the present time of doing so, it does have the power (subject to applicable law) to issue a series of preferred stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction.

Delaware General Corporation Law

Under Section 203 of the Delaware General Corporation Law (“Section 203”), certain “business combinations” (generally defined to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase the interested stockholder’s percentage ownership of stock) between a publicly held Delaware corporation and an “interested stockholder” (generally defined as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock or their affiliates) are prohibited for a three-year period following the date that such stockholder became an interested stockholder. This three-year waiting period does not apply when:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

•

either the business combination or the proposed acquisition of stock resulting in the person becoming an interested stockholder was approved by the corporation’s board of directors before the other party to the business combination became an interested stockholder;

•

upon consummation of the transaction that made such person an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or

•	the business combination was approved by the corporation’s board of directors and also was authorized by two-thirds of the voting stock that the interested stockholder did not own.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction that results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders otherwise may deem to be in their best interests.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us, having its principal office in the United States of America and must have a combined capital and surplus of at least $50 million. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Restated Certificate of Incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving notice from us and not fewer than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. After any such withdrawal, these holders of preferred stock will not be entitled to deposit the shares of preferred stock under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Conversion or Exchange of Preferred Stock

If the prospectus supplement relating to depositary shares provides that the deposited preferred stock is convertible into or exchangeable for our capital stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion or exchange of the preferred stock represented by the depositary shares into or for whole shares of our capital stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $50 million.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, preferred stock, depositary shares or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, having its principal office in the United States of America and having a combined capital and surplus of at least $50 million, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the aggregate number of warrants outstanding;

•	the designation and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities issued with the warrants and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	the identity of the warrant agent;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we believe is important about the warrants.

Common Stock or Preferred Stock Warrants

The prospectus supplement relating to a particular issue of warrants to purchase shares of common stock or preferred stock will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the aggregate number of warrants outstanding;

•	the shares of common stock or the designation and terms of the preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities issued with the warrants and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we believe is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or the number of shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our debt securities or shares of our common stock or preferred stock, the holder will not have any rights as a holder of our debt securities or shares of our common stock or preferred stock, as the case may be, by virtue of ownership of warrants.

PLAN OF DISTRIBUTION

We may offer and sell these securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed; and

•	any other information we believe is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that: (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject; and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment transactions, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters;

•	stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions; and

•

penalty bids permit the underwriters to reclaim a selling concession from a broker-dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Each series of securities other than common stock will be a new issue of securities with no established trading market. Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Our common stock is quoted on the New York Stock Exchange under the symbol “HRS.” The other securities are not listed on any securities exchange or other stock market and, unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market. Accordingly, we give you no assurance as to the development or liquidity of any trading market for the securities.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of these securities will be passed upon for us by our outside counsel, Holland & Knight LLP, Tampa, Florida. Unless otherwise disclosed in the applicable prospectus supplement, certain matters will be passed upon for any underwriters, dealers or agents, if any, by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended June 29, 2012 (including the schedule appearing therein) and the effectiveness of our internal control over financial reporting as of June 29, 2012 have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information for the quarters ended September 28, 2012 and September 30, 2011, and the quarters and two quarters ended December 28, 2012 and December 30, 2011, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated October 31, 2012 and January 30, 2013, included in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 28, 2012 and December 28, 2012, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

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HARRIS CORPORATION

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Prospectus Supplement

Joint Book-Running Managers

Morgan Stanley

Citigroup

BofA Merrill Lynch

HSBC

SunTrust Robinson Humphrey

Wells Fargo Securities

                    , 2015